Exhibit 10.1
                                                           Execution Copy






                          ASSET PURCHASE AGREEMENT


                               by and between


                              CORECOMM LIMITED


                                as Purchaser


                                    and


                         USN COMMUNICATIONS, INC.,
                         U.S. NETWORK CORPORATION,
                       USN COMMUNICATIONS WEST, INC.,
                     USN COMMUNICATIONS MIDWEST, INC.,
                    USN COMMUNICATIONS NORTHEAST, INC.,
                     USN COMMUNICATIONS ATLANTIC, INC.,
                            USN SOLUTIONS, INC.,
                    USN COMMUNICATIONS SOUTHWEST, INC.,
                      USN COMMUNICATIONS MAINE, INC.,
                     USN COMMUNICATIONS VIRGINIA, INC.,
                            QUEST UNITED, INC.,
                  USN COMMUNICATIONS LONG DISTANCE, INC.,
                             FONENET/OHIO, INC.


                                 as Sellers





                       Dated as of February 19, 1999







                          ASSET PURCHASE AGREEMENT


           ASSET PURCHASE AGREEMENT, dated as of February 19, 1999 (the "Agreement"), by and between CORECOMM LIMITED, a Bermuda corporation ("CoreComm" which together with any wholly owned subsidiary of CoreComm (each an "Acquisition Subsidiary") to be designated by CoreComm pursuant to
 Section 2.4 are collectively referred to herein as "Purchaser"), USN COMMUNICATIONS, INC., a Delaware corporation (the "Company" or "USN"), and the subsidiaries of the Company set forth on the signature page hereto (collectively, with the Company, "Sellers"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article XII.

           WHEREAS, the Company, directly and through its subsidiaries, is engaged in the business of providing telecommunications products and services, including local and long distance telephone retail services and other telecommunications services (the "Business," which, for purposes of this Agreement, shall not include the business of USN Wireless, Inc., a Connecticut corporation ("USN Wireless") or the subsidiaries of USN Wireless);

           WHEREAS, the Sellers intend to file voluntary petitions (the "Petitions") for relief commencing a case (the "Chapter 11 Case") under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. sections 101 et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"); and

           WHEREAS, Purchaser desires to purchase and obtain the assignment from Sellers, and Sellers desire to sell, convey, assign, and transfer to Purchaser, substantially all of the assets and properties of Sellers relating to the Business, together with certain obligations and liabilities relating thereto, all in the manner and subject to the terms and conditions set forth herein and in accordance with sections 105, 363, and 365 of the Bankruptcy Code (the "Contemplated Transactions").

           NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:


                                 ARTICLE I

                        PURCHASE AND SALE OF ASSETS

           Section 1.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Sellers shall sell, assign, transfer, convey, and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Sellers, the Sellers' rights, title, and interests in and to the Business, including, without limitation, in and to all the assets, properties, rights, contractual rights of Sellers, and claims of Sellers related to the Business (except as otherwise set forth in Section 1.2 hereof), wherever located, whether tangible or intangible, as the same shall exist at the Closing (such rights, title, and interests in and to all such assets, properties, rights, contracts, and claims being collectively referred to herein as the "Assets"), free and clear of all mortgages, pledges, liens, charges, equities, encumbrances, defects in title, security interests, hypothecations, assessments, easements, encroachments, consents, claims, options, reservations, restrictions, condemnation proceedings, burdens or conflicts of all kinds (collectively, "Encumbrances"), other than easements, encroachments and similar reservations, restrictions and burdens which would not individually or in the aggregate have a material adverse effect on the use or enjoyment of the Assets ("Permitted Encumbrances."). The Assets shall include, without limitation, all the Sellers' rights, title, and interests in and to the assets, properties, rights, contracts, and claims described in clauses (a) through (q) below (but shall specifically exclude those assets, properties, rights, contracts, and claims set forth in Section 1.2):

                (a) all furnishings, furniture, fixtures, office supplies, vehicles, equipment, computers, and other tangible personal property;

                (b) all accounts receivable and related deposits, security, or collateral therefor, including recoverable customer deposits
 (collectively, the "Trade Receivables"), but specifically excluding Past Due Accounts (as defined in Section 1.2(e));

                (c)  [intentionally deleted]

                (d) the Intellectual Property (as defined herein), the rights to sue for, and remedies against, past, present, and future infringements thereof, and the rights of priority and protection of interests therein under applicable laws;

                (e) all copies of marketing brochures and materials and other printed or written materials in any form or medium relating to the Sellers' ownership or operation of the Business that Sellers are not required by law to retain and duplicates of any such materials that the Sellers are required by law to retain;

                (f) all rights under all warranties, representations, and guarantees made by suppliers, manufacturers, and contractors in connection with the operation of the Business;

                (g) all Seller Permits held by the Sellers (or, to the extent any such Seller Permits are not freely transferable by the permittee, all right, title and interest of Sellers in such Seller Permits to the full extent such right, title and interest may be transferred);

                (h) all contracts listed in Section 1.1(h) of the Seller Disclosure Letter (the "Assumed Contracts"), and specifically excluding the Excluded Contracts (as defined herein);

                (i) all Communications Licenses (as defined herein) and all licenses issued by state regulatory agencies or commissions to provide specifically defined telecommunication services ("Certificates") (or, to the extent any such Communication License or Certificate is not freely transferable by the permittee, all right, title and interest of Sellers in such Communication License or Certificate to the full extent such right, title and interest may be transferred);

                (j) all carrier or other codes used or useful in the operation of the Business including, but not limited to, all exchange carrier, ACNA, RISD, OCN, NECA and carrier identification codes;

                (k) all books and records of the Business, including, without limitation, data processing records, employment and personnel records, customer lists, files, and records, advertising and marketing data and records, credit records, records relating to suppliers and other data;

                (l) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items (and, in each case, security interests from third parties relating thereto);

                (m)  all goodwill relating to the Assets and the Business;

                (n) all computer software programs and databases used by the Sellers, whether owned, licensed (subject to applicable restrictions), leased, or internally developed;

                (o) all written leases and subleases, including all amendments and modifications pursuant to which the Sellers lease any real property, all of which leases and subleases and amendments and modifications thereto are described in Section 1.1(o) of the Seller Disclosure Letter (the "Assumed Leases"), but specifically excluding the Excluded Leases (as defined herein);

                (p) all telephone numbers used by Sellers in the conduct of the Business; and

                (q) those items described in Section 1.1(q) of the Seller Disclosure Letter.

           EXCEPT FOR SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE ASSETS ARE BEING SOLD ON AN "AS IS," "WHERE IS" BASIS AND SELLERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR OTHERWISE WITH RESPECT TO THE ASSETS WHICH EXTEND BEYOND THE AFORESAID SPECIFIC REPRESENTATIONS AND WARRANTIES.

           Section 1.2    Excluded Assets.  The following assets,
 properties, and rights (the "Excluded Assets") are not included in the Assets and shall be retained by Sellers:

                (a) the capital stock of any direct or indirect subsidiary of Sellers set forth in Section 1.2(a) of the Seller Disclosure Letter (the "Excluded Subsidiaries");

                (b) any contract set forth in Section 1.2(b) of the Seller Disclosure Letter (the "Excluded Contracts");

                (c) any contracts with respect to which Purchaser does not assume all liabilities that arise on or after the Closing Date in accordance with the 365 Order;

                (d)  any real property leases or subleases set forth in
 Section 1.2(d) of the Seller Disclosure Letter (the "Excluded Leases");

                (e) subject to Section 6.11 and based upon the most current available information as of the time of measurement, all accounts receivable that are both (i) over 90 days past due prior to the Closing Date and (ii) from Persons who ceased being customers no later than 90 days prior to the Closing Date ("Past Due Accounts");

                (f)  all cash and cash equivalents of Sellers; and

                (g) any other asset, property, right, contract or claim set forth in Section 1.2(g) of the Seller Disclosure Letter.

           Section 1.3 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume from the Sellers and thereafter pay, perform, or discharge in accordance with their terms, only the following liabilities and obligations of the Sellers (the "Assumed Liabilities"):

                (a) all liabilities and obligations with respect to, arising out of, or related to, the ownership, possession or use of the Assets, but in each case only to the extent arising on or after the Closing Date;

                (b) all obligations of the Sellers under the Assumed Contracts and Assumed Leases which by the terms thereof are to be observed, paid, discharged or performed, as the case may be, in each case at any time on or after the Closing Date (including obligations for goods in transit which have been ordered but not received by the Sellers prior to the Closing), but excluding obligations and liabilities arising out of any breach or default by the Sellers under any such Assumed Contract or Assumed Leases prior to the Closing Date (except as set forth in Section 1.4(d) below);

                (c) the liquidated amounts payable as set forth in Section 1.3(c) of the Seller Disclosure Letter, subject to Section 1.5(b)(ii); and

                (d) those items described in Section 1.3(d) of the Seller Disclosure Letter.

           Section 1.4 Excluded Liabilities. Notwithstanding anything to the contrary contained herein, Purchaser shall not assume, or in any way be liable or responsible for, any liabilities, commitments or obligations of the Sellers of any kind or nature whatsoever, known or unknown, accrued, fixed, contingent or otherwise, liquidated or unliquidated, choate or inchoate, due or to become due, except for the Assumed Liabilities.
 Without limiting the generality of the foregoing, Purchaser shall not assume, and the Sellers shall remain responsible for the following:
 (a) any liabilities or obligations (whether absolute, contingent or otherwise) with respect to, arising out of, or related to, the Assets on or prior to the Closing Date, including, without limitation, any liability or obligation of the Sellers or any of their employees, directors, officers, affiliates or agents arising out of, relating to, or caused by (whether directly or indirectly), the Sellers' ownership, possession, interest in, use or control of the Assets; (b) any liability or obligation of the Sellers for any Taxes (as defined herein) of any kind accrued for, applicable to or arising from any period prior to the Closing Date; (c) any liability or obligation in respect of employment plans (including, without limitation, any pension, welfare, or other Seller Plan, as defined in
 Section 3.13(a)), consulting, severance, change in control or similar agreements, including those listed in Section 1.4 of the Seller Disclosure Letter (unless and to the extent Purchaser in its discretion agrees in writing to assume any such obligations after modifying or amending any such agreements as it may in its sole judgment elect); (d) any cure amounts that become payable in respect of the assumption and assignment to Purchaser of Assumed Contracts, Assumed Leases or other executory contracts and unexpired leases assigned to Purchaser under the 365 Order ("Cure Amounts"); provided, however, that Purchaser shall be responsible for payment, and shall promptly pay, the first $500,000 of any Cure Amounts; provided, further, that to the extent that any Cure Amounts are paid by any person or entity (including any Seller) which is not Purchaser or any of its affiliates prior to the Closing ("Pre-Closing Cure Amounts"), the Net Closing Cash Consideration payable at Closing shall be increased by the total amount of any such Pre-Closing Cure Amounts paid up to $500,000; and
 (e) except as set forth in Section 1.3(c), any obligations or liabilities of any of the Sellers to BT Alex Brown Inc.

           Section 1.5 Consideration. The Consideration for the Assets shall consist of (a) the Total Ohio Consideration (as defined below); (b) $25,000,000 minus (i) the product of (x) the Total Ohio Consideration and
 (y) 55%, (ii) the liquidated amount payable referred to in clause (i) of
 Section 1.3(c) of the Seller Disclosure Letter, and (iii) any amounts (including principal, unpaid interest and unreimbursed fees and expenses) owing to Purchaser under the DIP Credit Agreement (such net amount payable in cash in immediately available funds, the "Net Closing Cash Consideration"); (c) a warrant to purchase 250,000 shares of common stock of the Purchaser ("Shares"), at an exercise price equal to $30.00 per Share, at any time, and from time to time, prior to the third anniversary of the Closing Date (the "$30 Warrant"); (d) a warrant to purchase 100,000 Shares, at an exercise price equal to $50.00 per Share, at any time, and from time to time, prior to the fifth anniversary of the Closing Date (the "$50 Warrant," and together with the $30 Warrant, the "Warrants") (it being understood that the Net Closing Cash Consideration, the $30 Warrant and the $50 Warrant will be delivered at Closing); and (e) pursuant to Section 2.3 hereof, the Contingent Payment (as defined in Section 2.3 herein), less the amount payable referred to in clause (ii) of Section 1.3(c) of the Seller Disclosure Letter. For purposes hereof, the "Initial Cash Consideration" shall mean the sum of (a) the Total Ohio Consideration and (b) $25,000,000 minus (i) the product of (x) the Total Ohio Consideration and (y) 55%.

           Section 1.6 Ohio Revenues. (a) Three Business Days prior to the date on which the Closing is scheduled to occur, the Company shall deliver a certificate (the "Estimated Ohio Revenues Certificate") to the Purchaser, signed by the president or chief accounting officer of the Company, setting forth in good faith and in reasonable detail the Recent Monthly Revenues from Services (as both are defined in Section 2.3) of the Sellers generated in Ohio (the "Ohio Revenues") as of the Closing Date.

           (b) The Purchaser shall pay to the Company five times the actual Ohio Revenues (the "Total Ohio Consideration"), of which 87.5% of the amount set forth in the Estimated Ohio Revenues Certificate shall be payable at Closing and the balance, if any, shall be payable upon conclusion of the adjustment procedures set forth in Section 1.5(c).

           (c) Adjustment Procedures. (i) For a ten (10) day period after the Closing Date, Purchaser shall have the right to deliver to the Company a written notice (the "Ohio Purchaser Objection") specifying in reasonable detail the basis for its objection to the Estimated Ohio Revenues Certificate.

                     (ii) If the parties are unable to resolve the disagreement specified in the Ohio Purchaser Objection within thirty (30) days after receipt by the Company thereof, the disagreement shall be submitted to Arthur Andersen & Co. or another nationally recognized firm of independent public accountants as to which the Purchaser and the Company mutually agree (the "Ohio Accountant"). Any adjustment resulting from the resolution of any matters specified in the Ohio Purchaser Objection by the parties within such 30 day period shall be paid promptly to the party entitled to receive it.

                     (iii)  The Ohio Accountant shall follow such
 procedures as it deems appropriate for obtaining the necessary information in considering the respective positions of the Purchaser and the Company. The Ohio Accountant shall have the right to review all accounting records relevant to the determination of the Ohio Revenues. The Ohio Accountant shall render its determinations on the disagreement submitted to it within forty five (45) days of submission of the disagreement by the Purchaser and the Company. The Ohio Accountant's determination shall be final, conclusive and binding upon the Purchaser and the Company (the "Final Ohio Determination"). In the event that the Ohio Accountant makes a Final Ohio Determination in favor of the Company, the Purchaser shall promptly make an adjustment payment to the Company to the extent that the amount paid at Closing was less than five (5) times the Ohio Revenues set forth in the Final Ohio Determination. In the event that the Ohio Accountant makes a Final Ohio Determination in favor of the Purchaser, but the amount paid at Closing was less than five (5) times the Ohio Revenues set forth in the Final Ohio Determination, the Purchaser shall pay the difference to the Company; and if the amount paid at Closing was greater than five (5) times the Ohio Revenues set forth in the Final Ohio Determination, then Purchaser shall either (i) collect the difference from the Company, and the Company shall pay such difference, or (ii) reduce the amount of the Contingent Payment by the amount of the difference.

                     (iv) Fees and expenses for the Ohio Accountant shall be paid by the Company if the Final Ohio Determination is less than 105% of the amount certified in the Estimated Ohio Revenues Certificate; and if the Final Ohio Determination is 105% or more of the amount certified in the Estimated Ohio Revenues Certificate, the fees and expenses shall be paid by the Purchaser.


                                 ARTICLE II

                                THE CLOSING

           Section 2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064 at 10:00 a.m. on the second Business Day after the conditions set forth in Article VII shall have been satisfied or waived or at such other time, date and place as shall be fixed by agreement among the parties (the date of the Closing being herein referred to as the "Closing Date").

           Section 2.2 Consideration. Subject to the terms and conditions hereof, at the Closing, Purchaser shall:

                     (a)  pay to the Company, by wire transfer of
 immediately available funds to an account or accounts specified in writing not less than three Business Days prior to the Closing by the Company, the Net Closing Cash Consideration and the amount payable at Closing pursuant to Section 1.6(b);

                     (b) deliver, directly to the Company, the Warrants, pursuant to a Warrant Agreement containing terms and conditions customary for a warrant issued by a public company and reasonably satisfactory to Purchaser and Company; and

                     (c) assume the Assumed Liabilities pursuant to a duly executed Assignment and Assumption Agreement, in customary form mutually agreeable to the parties.

           Section 2.3    Contingent Payment.

           (a) Total Revenues. On or prior to July 1, 2000, the Purchaser shall deliver a certificate (the "Revenue Certificate") to the Company, signed by the president or chief accounting officer of the Purchaser and setting forth in reasonable detail the Total Revenues (as defined herein). If the amount of Total Revenues exceeds the Initial Cash Consideration, then the cash consideration payable under this Agreement shall be increased by an amount equal to the excess of (i) the Total Revenues over (ii) the Initial Cash Consideration (the "Contingent Payment"); provided, however, that in no event shall the sum of the Contingent Payment and the Initial Cash Consideration exceed $85 million (exclusive of any payments made or to be made in respect of Cure Payments). The Contingent Payment, minus the liquidated amount payable as set forth in clause (ii) of Section 1.3(c) of the Seller Disclosure Letter, shall be paid to the Company in cash simultaneously with the delivery of the Revenue Certificate.

           (b) For purposes of this Section 2.3, the following terms shall be defined as follows:

           Acquisition State shall mean each Included State in which any member of the Purchaser Group makes a Qualifying Acquisition prior to the termination of the Measurement Period other than the state of Ohio.

           Calendar/Billing Month shall mean the most recent available calendar month for which Revenue data is available, or if such data is not kept on a calendar basis in the ordinary course by such company, then the most recent 30 day period for which Revenue data is available.

           Included States shall mean each of Illinois, Indiana, Michigan, Ohio, Wisconsin, Massachusetts, New Hampshire, New York, Rhode Island, Maryland, New Jersey, Pennsylvania, and Virginia.

           Measurement Period shall mean the period beginning October 1, 1999 and ending March 31, 2000.

           Purchaser Group shall mean the Purchaser and its Subsidiaries (it being understood that the businesses of the Sellers are included as part of Purchaser Group after Closing).

           Qualifying Acquisition shall mean a consummated acquisition of an unaffiliated company which has Revenues derived from Services during the period beginning on the later of (i) the closing of such acquisition and
 (ii) the beginning of the Measurement Period ending on the conclusion of the Measurement Period in an Included State; provided, however, that if the closing of such acquisition is subsequent to the conclusion of the Measurement Period, such acquisition shall not be a Qualifying Acquisition.

           Qualifying Revenues shall be the sum of (as calculated on a state-by-state basis):

      (i) Revenues from Services of the Purchaser Group in such Acquisition State during the period beginning on the commencement of the Measurement Period and concluding on the closing of the Qualifying Acquisition in such state; provided, however, that if the closing of such Qualifying Acquisition is prior to the commencement of the Measurement Period, this amount shall be equal to zero; and

      (ii) the product of:

           (x) a fraction, (a) the numerator of which is Recent Monthly Revenues from Services of the Purchaser Group in such state and (b) the denominator of which is (1) Recent Monthly Revenues from Services of the Purchaser Group in such state plus (2) Recent Monthly Revenues from Services of the company acquired in the Qualifying Acquisition in such state; and
           (y) the sum of (c) Revenues from Services of the Purchaser Group during the period beginning on the later of: (1) the commencement of the Measurement Period and (2) the closing of the Qualifying Acquisition in such state, and concluding on the conclusion of the Measurement Period and (d) Revenue from Services of the company acquired in the Qualifying Acquisition in such state during the period beginning on the later of: (1) the commencement of the Measurement Period and
                (2) the closing of the Qualifying Acquisition in such state, and concluding on the conclusion of the Measurement Period.

           Recent Monthly Revenues shall mean Revenues from the most recent available Calendar/Billing Month immediately preceding the closing of the related acquisition.

           Revenues shall mean revenues as determined in accordance with GAAP, it being understood by the parties that such Revenues shall not include billings for customers identified as canceled or illegitimate; Revenues "in" a given state shall be deemed to be Revenues associated with lines located in such state.

           Services shall mean resold and facilities-based local exchange services, including IntraLATA toll and wireline long distance services sold to business and residential end users.

           Total Revenues shall be the sum of (i) Revenues derived from Services of the Purchaser Group during the Measurement Period from USN States and (ii) Qualifying Revenues derived from Services during the Measurement Period from Acquisition States. Nothing herein shall be construed to "double count" or give more than one (1) times credit for any Revenues during the Measurement Period.

           USN States shall mean all Included States other than Acquisition States and the state of Ohio.

           If the Purchaser makes more than one Qualifying Acquisition in a given state (each, an "Additional Qualifying Acquisition"), then the Qualifying Revenues for such state shall be calculated in a manner consistent with the manner described above for the period following the closing of such Additional Qualifying Acquisition, with the Revenues from Services of such Additional Qualifying Acquisition included in both the denominator (b) under (x) above as well as the sum in (y) above.

           In no event, however, shall the Qualifying Revenues from an Acquisition State exceed nine times the greater of (i) Sellers' Recent Monthly Revenues from Services in such state as of the Closing Date and
 (ii) Purchaser Group's Recent Monthly Revenues from Services in such state as of the closing of the related Qualifying Acquisition.

           (c) Review Process. (i) If the Company disagrees with the Total Revenues determination set forth in the Revenue Certificate, the Company shall deliver to the Purchaser, within thirty (30) days after delivery by the Purchaser of the Revenue Certificate, a written notice (the "Objection Notice") specifying in reasonable detail the basis for its disagreement and its determination of the Total Revenues. If the Company fails to deliver an Objection Notice within such thirty (30) day period, the amount set forth in the Revenue Certificate shall be final, conclusive and binding on the Company and the Purchaser.

                (ii) The Company shall have the right to review, during business hours, on reasonable advance notice and without unduly interfering with the Purchaser's operations, all books, accounting records and other materials of the Purchaser that are relevant to determining the Total Revenues.

                (iii) If the parties are unable to resolve the disagreement specified in the Objection Notice within thirty (30) days after receipt by the Purchaser thereof, the disagreement shall be submitted to Arthur Andersen & Co. or another nationally recognized firm of independent public accountants as to which the Purchaser and the Company mutually agree (the "Accountant"). Any adjustment resulting from the resolution of any matters specified in the Objection Notice by the parties within such 30 day period shall be paid promptly to the party entitled to receive it.

                (iv) The Accountant shall follow such procedures as it deems appropriate for obtaining the necessary information in considering the respective positions of the Purchaser and the Company. The Accountant shall have the right to review all accounting records relevant to the determination of the Total Revenues. The Accountant shall render its determinations on the disagreement submitted to it within forty-five (45) days of submission of the disagreement by the Purchaser and the Company. The Accountant's determination shall be final, conclusive and binding upon the Purchaser and the Company (the "Final Determination"). In the event that the Accountant makes a Final Determination in favor of one party, the other party shall promptly, and in any event within two Business Days of the date of the Final Determination, make a corresponding adjustment payment to the party to whose favor the Final Determination was made.

                (v) Fees and expenses for the Accountant shall be paid by the Company if the Final Determination is less than 105% of the amount certified in the Revenue Certificate; and if the Final Determination is 105% or more of the amount certified in the Revenue Certificate, the fees and expenses shall be paid by the Purchaser.

           (d) Acknowledgment. Sellers acknowledge and agree that they have not received any assurances as to the anticipated Total Revenues and that Purchaser has not made any representation or warranty, express or implied, as to the anticipated Total Revenues or Contingent Payment. While no representation or warranty is made or assurances provided with respect to the achievement of any portion of the Contingent Payment, (i) Purchaser agrees to operate the Business in good faith and pursuant to commercially reasonable business practices, including commercially reasonable customer care, collection, retention and disconnection practices, and (ii) it is the intention of the Purchaser as of the date of this Agreement (and Purchaser shall maintain such intention until the earlier to occur of (x) the Closing Date and (y) 75 days after the date hereof) to operate or cause the operation of the Business in good faith and in a manner which reasonably balances the interest of the Purchaser in operating the Business prudently and the interest of the Sellers in maximizing the amount of the Contingent Payment ("Good Faith Operation of the Business"). A determination by the board of directors or a subcommittee thereof of Purchaser that the Purchaser and/or its Subsidiaries, as the case may be, have engaged throughout the Measurement Period in a Good Faith Operation of the Business shall serve as a presumption that such occurred.

           Section 2.4 Acquisition Subsidiaries. On or before the Closing, CoreComm may designate one or more Acquisition Subsidiaries in writing to receive all or part of the Assets.

           Section 2.5 Allocation. Purchaser and Sellers agree to cooperate to allocate as soon as practicable after the date hereof, but in any event prior to the Closing, the Consideration among the Assets, for all accounting and tax purposes.


                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SELLERS

           Except as otherwise disclosed to the Purchaser in a schedule attached hereto and made a part hereof (which schedule contains appropriate references to identify the representations and warranties herein to which the information in such schedule relates) (the "Seller Disclosure Letter"), Sellers jointly and severally represent and warrant to Purchaser as follows:

           Section 3.1 Organization. Each of the Sellers is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, use, and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted except where the failure to be so validly existing and in good standing would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect. Each of the Sellers is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Seller Material Adverse Effect.

           Section 3.2 Authority Relative to this Agreement. Each of the Sellers has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by each of the Sellers and the consummation by each of the Sellers of the transactions contemplated hereby have been duly authorized by all requisite corporate actions. Subject to the entry and effectiveness of the 363 Order and the 365 Order, this Agreement has been duly and validly executed and delivered by each of the Sellers and (assuming this Agreement constitutes a valid and binding obligation of the Purchaser) constitutes a valid and binding agreement of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

           Section 3.3 Consents and Approvals. No consent, approval, or authorization of, or declaration, filing, or registration with, any United States federal or state government or regulatory authority is required to be made or obtained by any of the Sellers in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) for consents, approvals, or authorizations of, or declarations or filings with, the Bankruptcy Court,
 (b) for the filing of a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or earlier termination of the applicable waiting period thereunder, (c) for Regulatory Approvals (as defined in Section 7.3(d)(i) herein), (d) for consents, approvals, authorizations, declarations, or rulings identified in Section 3.3 of the Seller Disclosure Letter, and
 (e) for consents, approvals, authorizations, declarations, filings, or registrations, which, if not obtained, would not, individually or in the aggregate, have a Seller Material Adverse Effect. The items referred to in clauses (a) through (d) of this Section 3.3 are hereinafter referred to as the "Government Requirements."

           Section 3.4 No Violations. Assuming that the consents, approvals, authorizations, declarations, and filings referred to in
 Section 3.3 have been made or obtained and shall remain in full force and effect and the conditions set forth in Article VII shall have been satisfied or waived, neither the execution, delivery, or performance of this Agreement by any Seller, nor the consummation by any Seller of the transactions contemplated hereby, nor compliance by any Seller with any of the provisions hereof will (a) conflict with or result in any breach of any provisions of the articles of incorporation or bylaws of any Seller,
 (b) result in a violation, or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, or revocation) under any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan, or other instrument or obligation to which any Seller is a party or by which any Seller's properties or assets may be bound or affected, (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to any Seller or to any Seller's properties or assets, (d) result in the creation or imposition of any Encumbrance on any asset of any Seller, or (e) cause the suspension or revocation of any permit, license, governmental authorization, consent, or approval necessary for any Seller to conduct its business as currently conducted, except in the case of clauses (b), (c),
 (d), and (e) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions, or revocations that (i) would not individually or in the aggregate have a Seller Material Adverse Effect, (ii) are excused by or unenforceable as a result of the Sellers' filing of the Petitions, or (iii) are set forth in
 Section 3.4 of the Seller Disclosure Letter.

           Section 3.5 SEC Reports and Financial Statements. Except as set forth in Section 3.5 of the Seller Disclosure Letter, USN has filed with the SEC, and has heretofore made available to Purchaser true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1997 under the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act of 1933, (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "USN SEC Documents"). Except as may be provided in subsequently filed USN SEC Documents that are filed prior to the date hereof, as of their respective dates or, if amended, as of the date of the last such amendment, the USN SEC Documents, including, without limitation, any financial statements or schedules included therein,
 (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. No subsidiary of USN is required to file any forms, reports or other documents with the SEC. The audited financial statements of USN (the "USN Audited Financial Statements") included in USN's Annual Report on Form 10K for the fiscal year ended December 31, 1997 (the "USN 1997 10-K") have been prepared from, and are in accordance with, the books and records of USN and its subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows of USN and its subsidiaries at the dates and for the periods covered thereby. Section 3.5 of the Seller Disclosure Letter contains complete unaudited copies of the statements of income, the related balance sheets, and the notes thereto, of USN and its subsidiaries for the twelve month period ended December 31, 1998 (the "USN Unaudited Financial Statements"). Except for the absence of certain or all notes thereto and except for normal year-end adjustments, the USN Unaudited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, if any) and fairly present the consolidated financial position and the consolidated results of operations and cash flows of USN and its subsidiaries at the dates and for the periods covered thereby.

           Section 3.6 Absence of Certain Changes. Except as set forth in Section 3.6 of the Seller Disclosure Letter or as contained in the USN SEC Documents, since December 31, 1998, there has been no event or condition that has had (or is reasonably likely to result in) a Seller Material Adverse Effect and, except as set forth in Section 3.6 of the Seller Disclosure Letter, since December 31, 1998 the Sellers have not taken any action that, if taken after the date hereof, would violate
 Section 5.1 hereof.

           Section 3.7 Litigation. Except for the Chapter 11 Case and except as set forth in Section 3.7 of the Seller Disclosure Letter, there is no suit, action, proceeding, or investigation (whether at law or equity, before or by any federal, state, or foreign commission, court, tribunal, board, agency, or instrumentality, or before any arbitrator) pending or, to any Seller's knowledge, threatened against or affecting any Seller, the outcome of which, in the reasonable judgment of such Seller, is likely individually or in the aggregate to have a Seller Material Adverse Effect, nor is there any judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against any Seller, or that, insofar as can reasonably be foreseen, in the future may reasonably likely have, a Seller Material Adverse Effect.

           Section 3.8 No Default. Except as set forth in Section 3.8 of the Seller Disclosure Letter and except as a result of the Chapter 11 Case, no Seller is in violation or breach of, or default under (and no event has occurred that with notice or the lapse of time would constitute a violation or breach of, or a default under) any term, condition, or provision of
 (a) its articles of incorporation or bylaws, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment, or other instrument or obligation to which such Seller is a party or by which such Seller's properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule, or regulation applicable to such Seller or to such Seller's properties or assets, or (d) any permit, license, governmental authorization, consent, or approval necessary for such Seller to conduct its business as currently conducted, except in the case of clauses (b),
 (c), and (d) above for breaches, defaults, or violations that are excused by or unenforceable as a result of such Seller's filing of the Petitions and except as would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect.

           Section 3.9    No Violation of Law.  Except as disclosed in
 Section 3.9 of the Seller Disclosure Letter, no Seller is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, or judgment (including, without limitation, any applicable environmental law, ordinance, or regulation) of any governmental or regulatory body or authority except for such violations, notices or changes that would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect. Except as disclosed in Section 3.9 of the Seller Disclosure Letter or except as would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect, no investigation or review by any governmental or regulatory body or authority is pending or, to the best knowledge of each Seller, threatened, nor has any governmental or regulatory body or authority indicated to any Seller an intention to conduct the same.

           Section 3.10   FCC Matters.

                (a) The Sellers have obtained the necessary registration, certification or other regulatory authorization from the appropriate governmental authority in each such jurisdiction including, without limitation, state public service and public utilities commissions ("State PUCs") (the "State Licenses") and hold all licenses, permits, certificates, franchises, registrations and other authorizations issued by the FCC (the "FCC Licenses") that are required for the conduct of their businesses as presently conducted, and for the holding of their assets, except where failure to hold such State Licenses or FCC Licenses would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect. All of the FCC Licenses and the State Licenses (collectively the "Communications Licenses") are set forth in
 Schedule 3.10(a) hereto.

                (b) Other than Communications Licenses which are immaterial, each of the Communications Licenses was duly issued, and is valid and in full force and effect and each of the Communications Licenses has not been modified, canceled, revoked, or conditioned in any adverse manner other than in a manner which is immaterial.

                (c)  Each holder of a Communications License is set forth on
 Section 3.10(c) of the Seller Disclosure Letter and has operated in all material respects in compliance with all terms thereof. Each holder of a Communications License is in all material respects in compliance with, and its businesses have operated in compliance with, the Communications Act or any applicable state regulations, and has filed all registrations and reports and paid all required fees, including any renewal applications, required by the Communications Act or any applicable state regulations. Except as would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect, (i) there is no pending or, to the knowledge of the Sellers after due inquiry, threatened action by or before the FCC or any State PUC to revoke, cancel, suspend, modify or refuse to renew any of the Communications Licenses, and
 (ii) except as set forth in Section 3.10(c) of the Seller Disclosure Letter, there is not now issued, outstanding or, to the knowledge of the Sellers after due inquiry, threatened any notice by the FCC or any State PUC of violation or complaint against any Seller with respect to the operation of their respective businesses.

                (d) Except as set forth in Section 3.10 of the Seller Disclosure Letter or as would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect, no event has occurred which permits the revocation or termination of any of the Communications Licenses or the imposition of any restriction thereon.

           Section 3.11 Taxes. Except as set forth in Section 3.11 of the Seller Disclosure Letter:

                (a) each Seller has (i) duly filed (or there has been filed on its behalf) with the appropriate governmental authorities all Tax Returns required to be filed by it on or prior to the date hereof and the failure to file of which could have a Seller Material Adverse Effect and
 (ii) duly paid (or made provision for payment) in full in accordance with GAAP (or there has been paid or provision has been made on its behalf for the payment of) all Taxes, the failure to pay of which could have a Seller Material Adverse Effect, for all periods ending through the date hereof;

                (b) no federal, state, local, or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of any Seller wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate would be reasonably likely to have a Seller Material Adverse Effect;

                (c) the federal income Tax Returns of all Sellers have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1994, and no deficiencies were asserted as a result of such examinations that have not been resolved and fully paid;

                (d) no Seller has granted any requests, agreements, consents, or waivers to amend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of such Seller;

                (e) no Seller is a party to any tax sharing, tax indemnity, or other agreement or arrangement relating to Taxes;

                (f) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets;

                (g) none of the Assets is property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former section 168(f)(8) of the Code;

                (h) none of the Assets directly or indirectly secures any debt the interest on which is tax exempt under section 103(a) of the Code; and

                (i) none of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

           Section 3.12   Environmental Matters.  Except as set forth in
 Section 3.12 of the Seller Disclosure Letter and except as would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect, (a) each Seller is in compliance with all federal, state, and local laws governing the protection of the environment ("Environmental Laws"), (b) no Seller has received any written notice not subsequently resolved with respect to the business of, or any property owned or leased by any Seller from any governmental entity or third party alleging that any Seller is not in compliance with any Environmental Law, and (c) there has been no release of a Hazardous Substance, as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. section 9601 et seq., in excess of a reportable quantity on any real property leased by any Seller that is used in the Business.

           Section 3.13   Employee Benefits; Labor Matters.

                (a) Section 3.13(a) of the Seller Disclosure Letter contains a true and complete list of each plan, program, arrangement, agreement or commitment which is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan, program, arrangement, agreement or commitment, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in each case, that is sponsored, maintained or contributed to or required to be contributed to by any Seller or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with any Seller would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which any Seller or an ERISA Affiliate is party, for the benefit of any "Offer Employee" (as defined in Section 6.5(b)) (individually, a "Seller Plan," and collectively, the "Seller Plans"). No Seller Plan is subject to Title IV or Section 302 of ERISA.

                (b) No liability under Title IV or Section 302 of ERISA has been incurred by any Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to any Seller or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). Insofar as the representation made in this Section 3.13(b) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Seller or any ERISA Affiliate made, or was required to make, contributions during the six (6)-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

                (c) Except as set forth in Section 3.13(c) of the Seller Disclosure Letter, with respect to each Seller Plan (A) all payments due from any Seller or any Seller Affiliate to date have been made when due and all amounts properly accrued to date or as of the date of Closing as liabilities of any Seller which have not been paid have been properly recorded on the books of any Seller; (B) the Sellers and each Seller Affiliate have complied with, and each such Seller Plan conforms in form and operation to, all applicable laws and regulations, including, but not limited to, ERISA and the Code, in all material respects; (C) each such Seller Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and since the date of such letter through the date of this Agreement, nothing has occurred that has or is likely to adversely affect such qualification or exemption; and (D) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Seller Plan or against the assets of such Seller Plan.

                (d) Except as set forth in Section 3.13(d) of the Seller Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (A) accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any Offer Employee,
 (B) reasonably be expected to result in any payment of any "excess parachute payment" to any Offer Employee under Section 280G of the Code,
 (C) result in any liability to any Offer Employee, including, but not limited to, as a result of the Worker Adjustment Retraining and Notification Act or (D) entitle any Offer Employee to severance pay, unemployment compensation or similar payment.

                (e) Neither the Company nor any subsidiary has an announced plan or legally binding commitment to create any additional Seller Plans or to amend or modify any existing Seller Plan.

                (f) Except as set forth in Section 3.13(f) of the Seller Disclosure Letter, no Seller has any material liability, whether absolute or contingent, direct or indirect, including any obligations under any Seller Plan, with respect to any misclassification of a person as an independent contractor rather than as an employee.

                (g) No Seller has an obligation to provide or any direct or indirect liability, whether contingent or otherwise, with respect to the provision of health or death benefits to or in respect of former employees, except as may be required pursuant to COBRA and the costs of which are fully paid by such former employees.

                (h) With respect to each Seller Plan, the Sellers have delivered to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent IRS determination letter, if applicable;
 (C) the most recent summary plan description, (w) the most recent Form 5500 and attached schedules, (x) the most recent audited financial statement, and (y) the most recent actuarial valuation report.

                (i) No Seller or Seller Affiliate is a party to any collective bargaining agreements and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent, any employee of any Seller.

                (j) Except as set forth in Section 3.13(j) of the Seller Disclosure Letter, no Seller or Seller Affiliate has violated any provision of federal or state law or any governmental rule or regulation, or any order, decree, judgment arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees.

           Section 3.14   Title to and Use of Property.

           (a) (i) At the Closing Purchaser will acquire good and marketable title to all of the Assets, in each case free and clear of any and all Encumbrances (including, without limitation, any and all claims that may arise by reason of the execution, delivery or performance by Sellers of this Agreement), other than Permitted Encumbrances and with respect to Assumed Contracts and Assumed Leases, subject to Purchaser's obligation to make the $500,000 of payments provided for in Section 1.4(d) or Section 1.5, as applicable;

                     (ii) no Seller owns any real property;

                     (iii) all real estate constituting any part of the Assets that is used or held by any Seller pursuant to any lease or other contractual arrangement as of the date hereof is designated in
      Section 3.14(a) of the Seller Disclosure Letter;

                     (iv) other than Permitted Encumbrances and with respect to Assumed Contracts and Assumed Leases, subject to Purchaser's obligation to make the $500,000 of payments provided for in Section 1.4(d) or Section 1.5, as applicable, immediately prior to the Closing, each Seller will have leasehold interests in, or has other valid contractual rights to use, all of the Assets of the type described in Section 3.14(a)(iii) above;

                     (v) other than Permitted Encumbrances and with respect to Assumed Contracts and Assumed Leases, subject to Purchaser's obligation to make the $500,000 of payments provided for in Section 1.4(d) or Section 1.5, as applicable, immediately prior to the Closing, each Seller will be in peaceful and undisturbed possession of the space or estate under the leases or other agreements under which it is a tenant or entitled to use the properties of a type described in Section 3.14(a)(iv) above being sold;

                     (vi) as to all Assets of the type described in
      Section 3.14(a)(i) or (iii) above, either (A) each Seller is in no respect in default or delinquent in performing its obligations under such Assumed Contract, lease or other agreement, or (B) other than Permitted Encumbrances and with respect to Assumed Contracts and Assumed Leases, subject to Purchaser's obligation to make the $500,000 of payments provided for in Section 1.4(d) or Section 1.5, as applicable, any such default or delinquency will be fully cured, or otherwise may not be asserted against Purchaser or the Assets, as a result of the entry by the Bankruptcy Court of the 363 Order and the 365 Order, such that the Sellers' rights in and under all such leases or other agreements shall vest in Purchaser upon the Closing without reversion or diminution; and

                     (vii) each Seller has good and valid rights of ingress and egress to and from all the real property leased by it and constituting part of the Assets being sold from and to the public street systems for all usual street, road, and utility purposes.

                (b) The Assets include, without limitation, all real property and related rights and interests and all personal property of the Sellers, both tangible and intangible, necessary to conduct the Business as it is currently conducted by the Sellers, to provide all services that are the subject of Governmental Permits to the extent currently provided by the Sellers, except for any Assets which, individually or in the aggregate if not owned by any Seller, would not result in a Seller Material Adverse Effect.

           Section 3.15 Non-Competition Agreements. Except as set forth in Section 3.15 of the Seller Disclosure Letter, no Seller, nor any officer, director, or key employee of any Seller, is a party to any agreement that purports to restrict or prohibit it, directly or indirectly, from engaging in any business involving telecommunications or any other material business currently engaged in by a Seller, or to the knowledge of any Seller, by Purchaser or any corporations affiliated with Purchaser. Except as set forth in Section 3.15 of the Seller Disclosure Letter, no officer, director, or key employee of any Seller is a party to any agreement, which by virtue of such person's relationship with such Seller, restricts such Seller from, directly or indirectly, engaging in any of the business described above.

           Section 3.16 Brokers. Except as contemplated by Section 1.5 of the Seller Disclosure Letter, no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by any Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

           Section 3.17 Contracts. Section 3.17 of the Seller Disclosure Letter contains a complete and accurate list of all contracts of the Sellers ("Contracts") involving payments or other consideration in excess of (i) $100,000 in any twelve-month period or (ii) $200,000 over the life of the Contract. True and complete copies of each such written Contract (or written summaries of the terms of any such oral Contract or any oral modification of a written Contract) have been heretofore made available to the Purchaser; and, in the case of each Contract listed in Section 1.1(h) of the Seller Disclosure Letter, true and complete copies of each such Contract have been made available to Purchaser prior to the execution of this Agreement. Except as set forth in Section 3.17 of the Seller Disclosure Letter, as of the date of this Agreement, no Seller has received notice, nor does it otherwise have knowledge, that any party to any such Contract intends to cancel, terminate, or refuse to renew such Contract or to exercise or decline to exercise any option or right thereunder, except as would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect and except to the extent any such notice would be ineffective and unenforceable as a result of the Chapter 11 Case. The Contracts that the Sellers have in place with their customers are valid and binding upon such customers in accordance with their terms, except to the extent that the failure of such Contracts to be valid and binding would not have a Seller Material Adverse Effect.

           Section 3.18   Intellectual Property.

                (a) "Intellectual Property" shall mean all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent owned by, licensed to, or otherwise used by any Seller:

                     (i) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted);

                     (ii) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof;

                     (iii) copyright registrations and applications for registration thereof and non-registered copyrights;

                     (iv) trade secrets, designs, research, processes, procedures, techniques, methods, know-how, data, mask works, inventions, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (collectively, "Technology"); and

                     (v) computer software programs, including, without limitation, all source code, object code, and material documentation related thereto (the "Software").

                (b) Intellectual Property Disclosure. Section 3.18(b) of the Seller Disclosure Letter sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, Internet domain name registrations and applications, and copyright registrations and applications owned or licensed by any Seller, specifying as to each item, as applicable: the nature of the item, including the title; the owner of the item; the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and the issuance, registration, or application numbers and dates.

                (c) Ownership. Except as would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect, each Seller will own as of the Closing date and transfer to the Purchaser, free and clear of any and all Encumbrances, and as of the Closing Date will have the unrestricted right to use, sell, or license, all Intellectual Property used in the conduct of the business of any Seller.

                (d) Claims. Except as would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect, no Seller has been, during the three (3) years preceding the date hereof, a party to any claim or action, nor, to the knowledge of any Seller, is any claim or action threatened, that challenges the validity, enforceability, ownership, or right to use, sell, or license any Intellectual Property. Except as would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect, to the knowledge of any Seller, no third party is infringing upon any Intellectual Property.

                (e) Administration and Enforcement. Except as would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect, each Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property owned by any such Seller.

                (f) Software. All material Software used in the Business is described in Section 3.18(f) of the Seller Disclosure Letter. Such Software is held by a Seller legitimately, is fully and freely transferable to the Purchaser without any third party consent, and to the knowledge of any Seller is free from any significant software defect, performs in conformance with its documentation, and does not contain any bugs or viruses or any code or mechanism that may be reasonably likely to materially interfere with the operation of such Software.

                (g)  Year 2000 Compliance.  Except as set forth in
 Section 3.18(g) of the Seller Disclosure Letter, all Software, hardware, databases, and embedded control systems used by any Seller (collectively, the "Systems") are Year 2000 Compliant, except as would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect. As used herein, the term "Year 2000 Compliant" means that the Systems (i) accurately process date and time data (including, without limitation, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap year calculations and (ii) operate accurately with other software and hardware that use standard date format (4 digits) for representation of the year. Except as set forth in Section 3.18(g) of the Seller Disclosure Letter, Purchaser shall not be required to incur any material expenses arising from or relating to the failure of any of the Systems or Products to be Year 2000 Compliant.

           Section 3.19 Customers. Section 3.19 of the Seller Disclosure Letter sets forth (a) the names of the 450 highest revenue generating customers of the Business for the January 10, 1999 billing run that together accounted for approximately 20% of the net revenues of the Business during the relevant billing period (the "Top Customers") and
 (b) the amount for which each such customer was invoiced during such period. As of the date of this Agreement, to Sellers' knowledge, except as set forth in Section 3.19 of the Seller Disclosure Letter and except as would not reasonably be expected to, individually or in the aggregate, result in a Seller Material Adverse Effect, neither the Company nor any of its subsidiaries has received any notice (written or oral) that any Top Customer of the Business (i) has ceased, or will cease, to purchase telecommunication services of the Business, (ii) has reduced or will reduce the purchase of telecommunication services of the Business or (iii) has sought, or is seeking, to reduce the price it will pay for telecommunication services of the Business, including, in each case, after the consummation of the Contemplated Transactions.

           Section 3.20 Board Approval and Recommendation. The Board of Directors of the Company has determined that an immediate sale and assignment of the Assets pursuant to this Agreement under Sections 363 and 365 of the Bankruptcy Code is in the best interests of the Company.

           Section 3.21 Investment Intent; Restricted Securities. The Company is acquiring the Warrants solely for its own account and not with the view to, or for resale in connection with, any distribution thereof, other than as may be permitted under applicable law without registration under the Securities Act. The Company understands that the Warrants and the common stock of the Purchaser issuable upon exercise of the Warrants have not been and are not being registered under the Securities Act by reason of specified exemptions therefrom which depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby, and that the Warrants and the common stock of the Purchaser issuable upon exercise of the Warrants are "Restricted Securities" under the federal securities laws inasmuch as they are being acquired from the Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited sets of circumstances. The Company agrees that the Warrants may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act except as may be permitted under applicable law. The Company may distribute or transfer the Warrants only upon delivery to the Purchaser of (i) an opinion of legal counsel, in form and substance, and from counsel, reasonably satisfactory to the Purchaser, that the distribution or transfer may be effected without registration under the Securities Act, or (ii) a Bankruptcy Court order, reasonably satisfactory to the Purchaser, that such distribution or transfer of the Warrants and the stock issuable upon exercise thereof is exempt from the Securities Act; provided, however, that if the Company is unable to distribute or transfer the Warrants pursuant to clause (i) or (ii) above, after using reasonable commercial efforts to do so, then the Purchaser shall, at the request of the beneficial holders of a majority interest of the Warrants given not earlier than four months after the Closing Date, register the Warrants under the Securities Act pursuant to a customary registration rights agreement. The Warrants will bear appropriate legends restricting transfer.


                                 ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

           Except as otherwise disclosed to the Company in a schedule annexed hereto (which schedule contains appropriate references to identify the representations and warranties herein to which the information in such schedule relates) (the
 "Purchaser Disclosure Letter"), the Purchaser represents and warrants to the Company as follows:

           Section 4.1 Organization. The Purchaser is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation.

           Section 4.2 Authority Relative to this Agreement. The Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate actions. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming this Agreement constitutes a valid and binding obligation of the Sellers) constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

           Section 4.3 No Violations. Neither the execution, delivery, or performance of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will (a) except for the approval of the Bankruptcy Court, require Purchaser to obtain any consent, approval or action of, or make any filing with or give notice to, any Governmental Body or any other person, (b) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of the Purchaser, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, concrete agreement, plan, or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or the Purchaser's properties or assets may be bound or affected, (d) violate any order, writ, injunction. decree, statute, rule, or regulation applicable to the Purchaser or the Purchaser's properties or assets, or
 (e) result in the creation or imposition of any Encumbrance on any asset of the Purchaser, except in the case of clauses (c), (d), and (e), for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions, or revocations that would individually or in the aggregate have a material adverse effect on the assets, condition (financial or otherwise) or operations of Purchaser (a "Purchaser Material Adverse Effect") except as set forth in Section 4.3 of the Purchaser Disclosure Letter.

           Section 4.4 Consents and Approvals. No consent, approval, or authorization of, or declaration, filing, or registration with, any United States federal or state government or regulatory authority is required to be made or obtained by Purchaser in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except for Government Requirements.

           Section 4.5 Brokers. Except as set forth in Section 4.5 of the Purchaser Disclosure Letter, no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

           Section 4.6 Financing. The Purchaser represents that as of the date hereof it has, and on the Closing Date it will have, sufficient funds to deliver the Consideration to the Company.


                                 ARTICLE V

                                 COVENANTS

           Section 5.1 Conduct of Business by the Sellers Pending the Closing. Subject, after the date on which the Sellers file the Petitions, to any obligations as a debtor or debtor-in-possession under the Bankruptcy Code, or order of the Bankruptcy Court, the Sellers shall use all commercially reasonable efforts to conduct their businesses in the ordinary course consistent with past practice and taking into account the filing of the Petitions, including, without limitation meeting their post-Petition obligations as they become due, fulfilling their commitments to customers and not reducing their current pricing to customers. The Sellers shall also use all commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as provided in the Seller Disclosure Letter or except as otherwise contemplated under this Agreement, from the date hereof until the Closing Date, without the prior written consent of the Purchaser:

                (a) Sellers shall not adopt or propose any change in their certificates of incorporation or bylaws, except a change that would not have any adverse affect on the Contemplated Transactions;

                (b) Sellers shall not declare, set aside, or pay any dividend or other distribution with respect to any shares of their capital stock, or split, combine, or reclassify any of their capital stock, or repurchase, redeem, or otherwise acquire any shares of their capital stock;

                (c) Sellers shall not merge or consolidate with any other person or (except in the ordinary course of business) acquire a material amount of assets of any other person;

                (d) Sellers shall not lease, license, or otherwise surrender, relinquish, encumber, or dispose of any Assets other than the disposition of obsolete or damaged Assets in the ordinary course of their business;

                (e) Sellers shall not change any method of accounting or accounting practice used by them, except for any change required by GAAP;

                (f) Sellers shall not establish or increase the benefits under, or promise to establish, modify or increase the benefits under, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or employment, consulting or severance agreement, or otherwise increase the compensation payable to any directors, officers or employees of the Sellers, except in the ordinary course of business and consistent with past practice, or establish, adopt or enter into any collective bargaining agreement;

                (g) Sellers shall not make or agree to make any capital expenditures or capital additions that exceed $25,000 per calendar month;

                (h) Sellers shall not in any material respect change their methods of collecting Trade Receivables, and shall not make or agree to make any settlement concerning a Trade Receivable in excess of $5,000 without consulting with Purchaser;

                (i) Sellers shall not agree or commit to do any of the foregoing; and

                (j) except to the extent necessary to comply with the requirements of applicable laws and regulations, Sellers shall not
 (i) take, or agree or commit to take, any action that would make any representation or warranty of the Sellers hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect on the Closing Date, or (iii) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions set forth in Article VII not being satisfied.

           Section 5.2 Access and Information. Sellers shall afford to Purchaser and to Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours and without material disruption to the Business of the Sellers throughout the period prior to the Closing Date to all their books, records, properties, plants, and personnel which relate to the Business of the Sellers and, during such period, shall furnish as promptly as practicable to Purchaser (a) a copy of each report, schedule, and other document filed or received by them pursuant to the requirements of federal or state securities laws and
 (b) all other information as Purchaser reasonably may request in furtherance of the Contemplated Transactions, provided that Purchaser shall not disclose any competitively sensitive information (unless Purchaser is legally compelled to do so in which case Purchaser shall provide to the Company with prompt written notice of the legal requirement to disclose so that the Company may seek a protective order or other appropriate remedy) and no investigation pursuant to this Section 5.2 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated by this Agreement. The Purchaser and the Company shall continue to abide by the terms of Section (e)(ii) of the letter agreement, dated as of January 13, 1999 (the "1999 Letter Agreement"), between the Company, Purchaser and BT Alex Brown Inc.

           Section 5.3 Cure of Defaults. Subject to the prior approval of the Bankruptcy Court and subject to Section 1.4(d) herein, the Sellers shall, on or prior to the Closing, cure any and all defaults and breaches under and satisfy (or, with respect to any Assumed Liability or obligation that cannot be rendered non-contingent and liquidated prior to the Closing Date, make effective provision reasonably satisfactory to Purchaser and the Bankruptcy Court for satisfaction from funds of Seller of) any Assumed Liability or obligation arising from or relating to pre-Closing periods under the Assumed Contracts and Assumed Leases so that such Assumed Contracts and Assumed Leases may be assumed by the Sellers and assigned to the Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code and this Agreement (including, without limitation, Section 1.3 hereof); provided that the Sellers shall not be required to cure any default or breach under any Assumed Contract or satisfy any obligation arising from any Assumed Contract unless and until the aggregate amount of all such obligations exceeds $500,000. Each Seller agrees that it will promptly take such actions as are reasonably necessary to obtain the 365 Order, assuming and assigning to Purchaser the Assumed Contracts and Assumed Leases.

           Section 5.4 Cooperation. The Purchaser shall have the right to have its designated representatives, as provided to the Company in writing from time to time (the "Designated Purchaser Representatives"), present within normal business hours and without material disruption to the Business of the Sellers for consultation at the Sellers' principal offices from the date hereof until the Closing. Such Designated Purchaser Representatives shall have the right to review and become familiar with the conduct of the Business and shall be available to be consulted and shall have authority on behalf of the Purchaser in regard to consultation in regard to Material Decisions (as defined below in this Section 5.4). Purchaser shall take all reasonable actions necessary to ensure that its Designated Purchaser Representatives will be readily available during normal business hours. Without notice to and consultation with the Designated Purchaser Representatives, no Seller shall take any action involving any Material Decision. "Material Decision" shall mean, for purposes of this Agreement, any of the following to the extent the same may affect the Assets, the Assumed Liabilities or the Business following the
 Closing: (i) any entering into, termination or material amendment of, or waiver of any Seller's rights in respect of, any Assumed Contract; (ii) any purchase order for products or supplies involving in excess of $10,000 in any instance to be delivered, or the payment for which shall become due, after the Closing; (iii) the acceptance of any material customer Assumed Contract that deviates in any material respect from the terms and conditions of current pricing policies; (iv) any action to respond to any material customer or regulatory complaint outside of the normal course of business; (v) any general communication with customers related to the Business or to the Contemplated Transactions; or (vi) a material change in pricing, promotional, marketing or any other decision that would affect in any material respect any Seller's customary profit margins.

           Section 5.5 Acquisition Proposal Procedures. The Sellers shall, promptly (and in any event within three (3) Business Days following the date of this Agreement), seek the entry of an order (the "Overbid Procedures Order") in the form of Exhibit A hereto providing for procedures substantially similar to those set forth in Appendix A hereto.

           Section 5.6 Filings; Other Action. Subject to the terms and conditions herein provided, as promptly as practicable, Sellers and Purchaser shall (a) promptly make all filings and submissions under the HSR Act, (b) use all commercially reasonable efforts to cooperate with each other in (i) determining which filings are required to be made prior to the Closing Date with, and which material consents, approvals, permits, or authorizations are required to be obtained prior to the Closing Date from, governmental or regulatory authorities of the United States and the several states or the District of Columbia, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits, or authorizations, and (c) using all commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement, as soon as practicable. In connection with the foregoing, the Company will promptly provide the Purchaser, and Purchaser will promptly provide the Company, with copies of all correspondence, filings, or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. The parties acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances consents, approvals, waivers, or similar third party actions that are material to the consummation of the transactions contemplated hereby, and each party agrees to take all commercially reasonable actions as are necessary, to complete such notifications and obtain such clearances, approvals, waivers, or third party actions, except where such consequence, event, or occurrence would have a Purchaser Material Adverse Effect or a Seller Material Adverse Effect, as the case may be.

           Section 5.7 Communications Licenses and Authorizations. The Sellers shall obtain and maintain in full force and effect all approvals, consents, permits, licenses and other authorizations, and any renewals thereof, from the FCC and any appropriate State PUC, and make all filings and reports and pay all fees, reasonably necessary or required for the continued operation of the Business, as and when such approvals, consents, permits, licenses, filings or reports or other authorizations are necessary or required.

           Section 5.8    FCC Applications.

                (a) As promptly as practicable and in any event within five Business Days after the execution and delivery of this Agreement, the Sellers shall prepare and deliver to Purchaser Seller's completed portion of all appropriate applications for FCC approval, and such other documents as may be required, with respect to the assignment of licenses of Sellers to Purchaser (collectively, the "FCC Applications"). As promptly as practicable and in any event within five Business Days after the execution and delivery of this Agreement, the Purchaser shall prepare and deliver to the Sellers, the Purchaser's portion of all appropriate FCC Applications. As soon as practical after the execution and delivery of this Agreement, the parties shall file, or cause to be filed, the FCC Applications. If the Closing shall not have occurred for any reason within any applicable initial consummation period relating to the FCC's grant of the FCC Applications, and neither Sellers nor Purchaser shall have terminated this Agreement pursuant to Section 8.1, Purchaser and Sellers shall jointly request one or more extensions of the consummation period of such grant.
 No party hereto shall knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause the FCC not to grant approval of the FCC Applications or materially delay either such approval or the consummation of the assignment of licences and the Customer Base of the Sellers.

                (b) Purchaser and Sellers shall cooperate to determine a plan to expeditiously obtain applicable governmental approvals, clearances, consents and authorizations necessary to effectuate the Contemplated Transactions. Subject to the determination of such plan, as promptly as practicable and in any event within five Business Days after the execution and delivery of this Agreement, the Sellers shall prepare and deliver to Purchaser Sellers' portions of all required applications for approval by State PUCs, and such other documents as may be required, with respect to the assignment of licenses and Customer Base of the Sellers (collectively, the "State PUC Applications"). As promptly as practicable and in any event within five Business Days after the execution and delivery of this Agreement, the Purchaser shall prepare and deliver to Sellers Purchaser's portion of all appropriate State PUC Applications. Subject to the first sentence of this Section 5.8(b), as soon as practicable after the execution and delivery of this Agreement, the parties shall file, or cause to be filed, the State PUC Applications. If the Closing shall not have occurred for any reason within any applicable consummation period relating to any State PUC's grant of any State PUC Application, and neither Purchaser nor the Sellers shall have terminated this Agreement pursuant to Section 8.1, Purchaser and Sellers shall jointly request one or more extensions of the consummation period of such grant. No party hereto shall knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause any State PUC not to grant approval of any State PUC Application or materially delay either such approval or the consummation of the assignment of licenses and Customer Base of Sellers.

                (c) The Company and Purchaser shall each pay one-half of any FCC fees that may be payable in connection with the filing or granting of approval of the FCC Applications. Except as set forth in the immediately preceding sentence, each of Purchaser and the Sellers shall bear its own expenses in connection with the preparation and prosecution of the FCC Applications and the State PUC Applications. Purchaser and Sellers shall each use their reasonable best efforts to prosecute the FCC Applications and the State PUC Applications in good faith and with due diligence before the FCC and the State PUCs and in connection therewith shall take such action or actions as may be necessary or reasonably required in connection with the FCC Applications and the State PUC Applications, including furnishing to the FCC and the State PUCs any documents, materials or other information requested by the FCC and the State PUCs in order to obtain such approvals as expeditiously as practicable.

           Section 5.9 Public Announcements. Purchaser, on the one hand, and Sellers, on the other hand, agree that they will not issue any press release or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties (which approval will not be unreasonably withheld), except as may be required by applicable law or any requirement of any stock exchange on which the stock of either party is listed.

           Section 5.10 Bankruptcy Actions. (a) As promptly as practicable after the Petition Date (and in any event within three
 (3) Business Days following the date of this Agreement), Sellers shall file with the Bankruptcy Court a motion, supporting papers, notices and a proposed Overbid Procedures Order, all in form and substance reasonably satisfactory to Purchaser, seeking the Bankruptcy Court's approval of the terms of Sections 5.1, 5.5 and 8.6 of this Agreement, and observance and performance of such terms by Sellers and Purchaser during the pendency of the Chapter 11 Case, and Sellers shall use their best efforts to obtain the entry of the Overbid Procedures Order.

                (b) As promptly as practicable after the Petition Date (and in any event within three (3) Business Days following the date of this Agreement), Sellers will file with the Bankruptcy Court a motion, supporting papers, notices and a form of 363 Order and 365 Order, all in form and substance reasonably satisfactory to Purchaser, seeking the Bankruptcy Court's approval of this Agreement, Sellers' performance under this Agreement, assumption and assignment of the Assumed Contracts and Assumed Leases and Sellers' retention of the Excluded Assets, and identification of the cash payments required under Section 5.3 of this Agreement, and, subject to the provisions of the Overbid Procedures Order, Sellers shall use their best efforts to obtain entry of the 363 Order and the 365 Order.

                (c) Sellers will provide Purchaser with copies of all motions, applications, and supporting papers prepared by Sellers (including forms of orders and notices to interested parties) relating to Purchaser or the transactions contemplated by this Agreement prior to the filing thereof in the Chapter 11 Cases and shall not, other than due to emergency time constraints, file any such document unless it is in form and substance reasonably satisfactory to Purchaser.

                (d) Sellers shall give appropriate notice, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, orders, hearings, or other proceedings relating to this Agreement or the transactions contemplated hereby.

           Section 5.11 Tax Returns and Filings; Payment of Taxes. Each Seller shall prepare all of its Tax Returns for periods ending on or prior to the Closing Date. Sellers shall be responsible for paying all of their Taxes for periods ending on or prior to the Closing Date.

           Section 5.12 Sellers' Use of USN Name. Each Seller covenants that at the Closing, or as soon thereafter as is practicable (but in no event later than the tenth day after the Closing Date), it will not use any name, mark, logo, trade name or trademark incorporating "USN" or "USN Communications, Inc." in any business activity except as is necessary for the administration of the Bankruptcy Cases.

           Section 5.13 Tax Matters. All personal property transfer, documentary, sales, use, registration, value-added and other similar Taxes (including interest, penalties and additions to Tax) incurred in connection with the Contemplated Transactions ("Transfer Taxes") shall be borne by Sellers, and Sellers, jointly and severally, shall indemnify Purchaser for any such Taxes incurred by Purchaser as a result of Sellers' failure to timely pay such Taxes.

           Section 5.14 1998 Unaudited Financial Statements. Purchaser shall instruct its accountants to take all necessary action so as to effect
 Section 7.3(g) as soon as practicable.

           Section 5.15 Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents, and approvals in connection with the Governmental Requirements and to effect all necessary registrations and filings.


                                 ARTICLE VI

                     ADDITIONAL POST-CLOSING COVENANTS

           Section 6.1 Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date, the Sellers and the Purchaser will use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Assets to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser.

           Section 6.2 Books and Records; Personnel. For a period of seven (7) years after the Closing Date (or such longer period as may be required by any governmental or regulatory body or authority or ongoing Legal Proceeding):

                (a) Purchaser shall not dispose of or destroy any of the business records and files of the Business other than in connection with a sale or other disposition of the Business or any portion thereof. If the Purchaser wishes to dispose of or destroy such records and files after that time, it shall first give sixty (60) days' prior written notice to the Company, and the Company shall have the right, at its option and expense, upon prior written notice to the Purchaser within such sixty-day period, to take possession of the records and files within ninety (90) days after the date of the notice from the Company.

                (b) Purchaser shall allow the Company and any of its directors, officers, employees, counsel, representatives, accountants, and auditors (collectively, the "Seller Representatives") access to all business records and files of the Sellers or the Business that are transferred to it in connection herewith, which are reasonably required by such party in anticipation of, or preparation for, any existing or future Legal Proceeding involving a Seller or Tax Return preparation, during regular business hours and upon reasonable notice at Purchaser's principal place of business or at any location where such records are stored, and the Seller Representatives shall have the right to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Purchaser's business or operations.

           Section 6.3 Third Party Rights. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Sellers or any other persons or entities (including any beneficiary or dependent thereof), in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Agreement shall create such third party beneficiary rights in any such persons or entities in respect of any benefits that may be provided, directly or indirectly, under any Seller Plan.

           Section 6.4 Employee Withholding. Sellers agree that, pursuant to the "Alternative Procedure" provided in Section 5 of Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to filing and furnishing IRS Forms W-2, W-3, and 941, (a) Sellers shall report on a "predecessor-successor" basis, as set forth therein, (b) Sellers shall be relieved from furnishing Forms W-2 to any of the employees of Sellers who become employees of Purchaser, and (c) Purchaser shall assume the obligations of Sellers to furnish such Forms W-2 to such employees for the year in which the Closing occurs.

           Section 6.5  Employment of Sellers' Employees.  (a)  Each
 Seller shall use its reasonable best efforts to retain all of its employees, and to maintain in good standing through the Closing all relationships and agreements with employees, independent contractors or consultants, in each case from the date hereof through the Closing Date and to cooperate with Purchaser in hiring its employees offered employment pursuant to Section 6.5(b); provided, that the foregoing shall not require that any Seller offer any compensation or other incentives in addition to the compensation and benefits being provided or required to be provided as of the date of this Agreement.

                (b) Purchaser shall offer employment to each employee listed on Section 6.5(b) of the Purchaser Disclosure Letter (each such employee, an "Offer Employee") on such other terms and conditions as Purchaser shall determine (subject to the provisions of this Article 6) effective as of the Closing Date. The time at which the employment by the Purchaser of each such employee who is not an Inactive Employee as of the Closing and who accepts such offer of employment shall become effective (the "Effective Time of Employment") shall be the Closing. The Effective Time of Employment of any such employee who is an Inactive Employee as of the Closing shall be such time (if any) within one hundred eighty (180) days following the Closing Date when such Inactive Employee returns to active status and reports to work with Purchaser and Purchaser shall have no obligation to employ any such Inactive Employee who fails to return to active status or to report to work with Purchaser within such one hundred eighty (180) day period. Each employee who becomes employed by Purchaser pursuant to one of the two preceding sentences shall be considered a "Transitioned Employee" from and after his or her Effective Time of Employment.

                (c) From the date hereof through the Closing, Sellers shall permit Purchaser to communicate with Sellers' employees and consultants, at reasonable times and upon reasonable notice, concerning Purchaser's plans, operations, business, customer relations and general personnel matters and to interview Sellers' employees and consultants and review the personnel records and such other information concerning Sellers' employees and consultants as Purchaser may reasonably request (subject to obtaining any legally required written permission of any affected employee or consultant and to other applicable law), provided that such contacts shall be conducted in a manner that is reasonably acceptable to Sellers.

                (d) Sellers shall be solely responsible for any and all liabilities relating to or arising in connection with any actual, constructive or deemed termination of employment (including without limitation, severance or separation pay or benefits or other similar compensation or benefits under any applicable law, regulation or Seller
 Plan) (i) to or with respect to any employee other than a Transitioned Employee, whether as a result of the consummation of the transactions contemplated hereby or otherwise, and whether before, on or after the Closing Date, or (ii) to any Transitioned Employee, whether as a result of
 (A) the consummation of the transaction contemplated hereby, (B) any event occurring before the Closing or (C) any action or failure to act of Sellers. Except as provided in this Section 6.5(d) and Section 6.6(c), Purchaser shall be solely responsible for any and all Liabilities relating to or arising in connection with any actual, constructive or deemed termination of employment of any Transitioned Employee with Purchaser after such Transitioned Employee's Effective Time of Employment. Notwithstanding any other provision hereof, Purchaser shall be solely responsible for any and all liabilities relating to or arising in connection with any actual, constructive or deemed termination of employment by the Purchaser of any Offer Employee who becomes an employee of Purchaser or any affiliate of Purchaser within one year following the Closing Date.

           Section 6.6 Employee Benefits Generally for Transitioned Employees. (a) Purchaser shall provide employee benefit plans and arrangements to Transitioned Employees that are substantially comparable in the aggregate to the benefits provided to similarly situated employees of Purchaser.

                (b) As soon as practicable after the date of this Agreement, but in any event before the Closing, Sellers shall prepare, subject to Purchaser's approval (which shall not be unreasonably withheld), a schedule setting forth, for each Offer Employee, such employee's length of service with Sellers before the Closing ("Prior Service"). Following the Closing, except as specifically provided in the next sentence, Purchaser shall recognize each Transitioned Employee's Prior Service, solely for purposes of determining vesting and eligibility to participate in, but not for purposes of the schedule of benefits or benefit accrual under, any employee benefit plan sponsored by Purchaser in which such Transitioned Employee participates after the Closing Date. Notwithstanding the foregoing: (i) Purchaser shall recognize Prior Service of each Transitioned Employee for purposes of determining the amount of such Transitioned Employee's vacation and level of benefits for any severance plan or arrangement; and (ii) Purchaser shall not be obligated as a result of this Agreement to recognize any Prior Service for purposes of eligibility for or vesting in retiree welfare benefits.

                (c) Without limiting the generality of any other provision of this Article 6, Sellers shall remain solely responsible for any and all liabilities relating to or arising in connection with the Seller Plans, whether arising before, on or after the Closing Date.

           Section 6.7 Certain Benefits. (a) From and after the Closing Date, Sellers shall remain solely responsible for any and all liabilities relating to or arising in connection with (i) the requirements of
 Section 4980B of the Code to provide continuation of health care coverage under any Seller Plan in respect of (A) employees who are not Transitioned Employees, and their beneficiaries and dependents, and (B) Transitioned Employees and their beneficiaries and dependents arising as a result of qualifying events that occur on or before the Transitioned Employee's Effective Time of Employment, and (ii) claims for Welfare Benefits incurred by Transitioned Employees and their beneficiaries and dependents before the Transitioned Employee's Effective Time of Employment. The foregoing notwithstanding, Purchaser shall be responsible for any and all liabilities relating to or arising in connection with (i) the requirements of
 Section 4980B of the Code to provide continuation of health care coverage in respect of Transitioned Employees and their beneficiaries and dependents arising as a result of qualifying events after the Employee's Effective Time of Employment, and (ii) claims for Welfare Benefits incurred by Transitioned Employees and their beneficiaries and dependents after the Transitioned Employee's Effective Time of Employment.

                (b) For purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, disability or accident giving rise to such benefits; (ii) salary continuation or other short-term disability benefits, or long-term disability, upon the event or commencement of the condition resulting in the disability giving rise to such benefit; (iii) hospital-provided health, dental, prescription drug or other benefits, which become payable with respect to any hospital confinement, upon commencement of such confinement; and (iv) health, dental and/or prescription drug benefits, upon provision of such services, materials or supplies.

           Section 6.8 Workers' Compensation. (a) From and after the Closing Date: (i) Sellers shall remain solely responsible for any and all liabilities relating to or arising in connection with any and all claims for workers' compensation benefits (A) incurred by or in respect of any employee who is not a Transitioned Employee on, prior to or after the Closing Date, and (B) incurred by or in respect of Transitioned Employees on or before the Closing Date and (ii) Purchaser shall be solely responsible for any and all liabilities to or in respect of any Transitioned Employee relating to or arising in connection with any and all claims for worker's compensation benefits incurred after the Closing Date.

                (b) For purposes of this Section 6.8, a claim for workers' compensation benefits shall be deemed to be incurred when the first event giving rise to the claim occurs.

           Section 6.9 Employment Taxes. (a) Sellers and Purchaser shall (i) treat Purchaser as a "successor employer" and each Seller as a "Predecessor," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transitioned Employees who are employed by Purchaser for purposes of Taxes imposed under the United States Federal Unemployment Tax Act ("FUTA") or the United States Federal Insurance Contributions Act ("FICA"), and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transitioned Employee for the calendar year within which the Closing Date occurs.

                (b) At the reasonable request of Purchaser with respect to any particular applicable Tax Law relating to employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar Tax other than Taxes imposed under FICA and FUTA, Sellers shall and Purchaser shall (i) treat Purchaser as a successor employer and each Seller as a predecessor employer, within the meaning of the relevant provisions of such Tax Law, with respect to Transitioned Employees who are employed by Purchaser, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such Tax Law with respect to each such Transitioned Employee for the calendar year within which the Closing Date occurs.

           Section 6.10 Stock Options and Stock Plans. Sellers and Purchaser agree that Purchaser shall not assume the obligations of the Sellers with regard to options to purchase shares of capital stock of any Seller issued or granted pursuant to either the 1994 Stock Option Plan or the Omnibus Securities Plan (the "Company Plan Options").

           Section 6.11 Collection of Past Due Accounts. Purchaser shall have the exclusive authority to collect Past Due Accounts for a period of 120 days following the Closing Date (the "Collection Period") and shall exercise reasonable, good faith efforts to collect such Past Due Accounts, consistent with its customary practices. Purchaser shall promptly deliver any funds collected pursuant to this Section 6.11 to the Company. Subsequent to the Collection Period Sellers shall have the authority to collect Past Due Accounts from each Person who (i) was no longer a customer at the conclusion of the Collection Period and (ii) did not make any payment toward his Past Due Account during the Collection Period.

           Section 6.12 Continued Cooperation. If the Closing occurs at a time when all Regulatory Approvals have not been obtained, the parties shall (i) continue to abide by their obligations hereunder to obtain all Regulatory Approvals and (ii) cooperate in continuing to operate the Business, to the extent commercially practicable, in the ordinary course in those states with respect to which Regulatory Approvals have not been obtained, with the Purchaser receiving the economic benefits of such operation.


                                ARTICLE VII

                            CONDITIONS PRECEDENT

           Section 7.1 Conditions Precedent to Obligations of Sellers and Purchaser. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                (a) any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement, which action shall not have been withdrawn or terminated without requiring Purchaser to dispose of or divest any of its assets or businesses (including, without limitation, any material Asset or Business), or discontinue or refrain from conducting any of its operations;

                (b) no statute, rule, regulation, executive order, decree, ruling, or preliminary or permanent injunction shall have been enacted, entered, promulgated, or enforced by any federal or state court or governmental authority that prohibits, restrains, enjoins, or restricts the consummation of the transactions contemplated by this Agreement that has not been withdrawn or terminated; and

                (c) no claim, action, suit, arbitration, inquiry, proceeding or investigation (each, an "Action") shall have been commenced by or before any United States federal, state, or local or any foreign government, governmental, regulatory, or administrative authority, agency, or commission or any court, tribunal or judicial or arbitral body against the Purchaser or any Seller, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement that, in the reasonable good faith determination of any party, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 7.1(c) shall not apply to any party that has directly or indirectly solicited or encouraged any such Action;

           Section 7.2 Conditions Precedent to Obligation of Sellers. The obligation of Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions:

                (a) the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date; the representations and warranties of the Purchaser contained in this Agreement that are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made at and as of such date; and the Sellers shall have received a certificate of the chairman of the board, the president, an executive vice president, a senior vice president, or the chief financial officer of the Purchaser as to the satisfaction of this condition; and

                (b) the 363 Order and 365 Order shall have been entered by the Bankruptcy Court in substantially the form contemplated by this Agreement (unless Sellers shall have agreed to modify such form) and shall not have been reversed, stayed, modified or amended in any manner adverse to the Sellers.

           Section 7.3 Conditions Precedent to Obligation of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions
 (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Purchaser, unless such a waiver is prohibited by law):

                (a) each Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date; the representations and warranties of the Sellers contained in this Agreement that are qualified with respect to materiality (i.e., with respect to the occurrence or likely occurrence of a Seller Material Adverse Effect or materiality) shall be true and correct in all respects, such representations and warranties that are not so qualified shall be true and correct in all material respects and all breaches of such non-qualified representations and warranties, when combined with all matters and conditions that, but for the qualification by reference to a Seller Material Adverse Effect or materiality, would have constituted breaches of the representations and warranties that are qualified by such reference, shall not collectively constitute or give rise to a Seller Material Adverse Effect, in each case as of the date of this Agreement and, except with respect to representations and warranties which speak as to an earlier date, at and as of the Closing Date as if made at and as of such date; and the Purchaser shall have received a certificate of the chairman of the board, the president, a vice president or the chief financial officer of the Company as to the satisfaction of this condition;

                (b) the 363 Order and 365 Order shall have been entered by the Bankruptcy Court in substantially the form contemplated by this Agreement and shall not have been reversed, stayed, modified or amended in any manner adverse to the Purchaser, and shall not be subject to any pending appeal or motion for rehearing or reconsideration, and shall remain valid and binding and in full force and effect;

                (c) Purchaser or any of the Purchaser's Subsidiaries shall have received or otherwise hold all United States, Illinois, Michigan, Ohio, New York and Massachusetts government approvals, clearances, consents and authorizations necessary to permit Purchaser (or, if applicable, Purchaser shall have received adequate assurances reasonably satisfactory to it that all such approvals, clearances, consents and authorizations will be given) to operate the Business in the United States, Illinois, Michigan, Ohio, New York and Massachusetts, and no such Seller Permits shall be revoked, or, to the extent applicable, shall fail to be transferred to Purchaser without additional expense and subject to no additional restrictions or burdens on the permittee other than those which in the aggregate are immaterial; and

                (d) (i) Subject to clause (iii) below, all consents, waivers, approvals, certificates and other authorizations required to be obtained from the FCC (the "FCC Approvals") or from any other governmental authority asserting jurisdiction over the Company or one of its subsidiaries (the "State Approvals") (collectively, the "Regulatory Approvals"), including, without limitation, any State PUC, that are required in order to consummate the transactions contemplated hereby shall have been obtained by a Final Order (as hereinafter defined). Other than those which in the aggregate are immaterial, all filings and notices required to be made by the Sellers prior to the consummation of the transaction contemplated hereby shall have been made. For purposes of this Agreement, "Final Order" shall mean an action by the FCC or other regulatory authority (including State PUCs) (x) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation, (y) with respect to which no request for stay, motion or petition for reconsideration, application or request for review, or notice of appeal or other judicial petition for review that is filed within such period is pending and (z) as to which the deadlines, if any, for filing any such request, motion, petition, application, appeal or notice, and for the entry by the FCC or other regulatory authority of orders staying, reconsidering or reviewing on its own motion have expired.

                     (ii) Subject to clause (iii) below, Purchaser shall have obtained all rights necessary to offer telecommunication services to Sellers' Customer Base on a resale basis from each incumbent local exchange carrier ("ILEC") so that it may conduct the Business as conducted as of the date hereof either (x) through a local exchange resale tariff generally available to all carriers, or (y) through an executed interconnection or resale agreement (each, a "Service Agreement"), approved by all government authorities asserting jurisdiction over any local exchange market.

                     (iii) Notwithstanding clauses (i) and (ii), in the event that all Regulatory Approvals and Service Agreements have not been obtained by the tenth (10th) Business Day before the date set forth in 8.2(b), but those Regulatory Approvals from the FCC and the State PUCs governing the states of Massachusetts, New York, Ohio, Michigan and Illinois (the "Critical States") and those Service Agreements have been obtained which apply to the Critical States, then such failure to obtain 100% of the required Regulatory Approvals and Service Agreements shall not be deemed a failure of this condition;

                (e) Purchaser shall have received the legal opinion of outside counsel to the Company, dated the Closing Date, addressed to Purchaser, substantially in the form attached as Exhibit B hereto.

                (f)  All of the Assumed Contracts and Assumed Leases shall
 (x) be in full force and effect, (y) be assignable to and assumable by Purchaser without the consent of any other party thereto, or consent to assignment to and assumption by Purchaser shall have been obtained with respect thereto, and (z) have had breaches and defaults thereunder cured, if necessary, in accordance with Section 5.3 hereof.

                (g) Purchaser shall have received the audited financial statements of USN (and the consolidating financial statements for the Business and USN Wireless) for the fiscal year ended December 31, 1998 (the "1998 Audited Financial Statements") with no qualification that would prevent the inclusion of such 1998 Audited Financial Statement in any SEC filing of the Purchaser; provided, however, that the Purchaser shall pay any fees payable in connection with the preparation of the 1998 Audited Financial Statements.

                (h) As of the Billing Date (as defined below), the revenue derived from Services (determined in accordance with GAAP) of the Sellers for the one-month period preceding the Billing Date shall have been at least 60% of the revenue derived from Services (determined in accordance with GAAP) of the Sellers for the month of January, 1999. For purposes hereof, "Billing Date" shall mean (i) if the Closing Date shall occur prior to the tenth calendar day of any month, then the tenth calendar day of the month preceding the month that includes the Closing Date, or (ii) if the Closing Date shall occur on or subsequent to the tenth calendar day of any month, then the tenth calendar day of the month that includes the Closing Date.


                                ARTICLE VIII

                     TERMINATION, AMENDMENT AND WAIVER

           Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of Purchaser and the Sellers.

           Section 8.2 Termination by Either Purchaser or the Seller. This Agreement may be terminated at any time prior to the Closing Date by either Purchaser or the Sellers if (a) a United States federal or state court of competent jurisdiction or United States federal or state governmental regulatory, or administrative agency or commission shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and either (i) thirty (30) days shall have elapsed from the issuance of such order, decree, or ruling or other action and such order, decree, or ruling or other action has not been removed or (ii) such order, decree, ruling, or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this clause shall have used all reasonable efforts to remove such injunction, order, or decree, (b) the Closing Date shall not have occurred on or May 31, 1999 provided, however, that neither party may terminate this Agreement pursuant to this
 Section 8.2(b) on or before June 30, 1999 if the conditions to Purchaser's obligations to consummate the transactions contemplated hereunder have not been satisfied on account of the failure to receive the Regulatory Approvals; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing Date to have occurred on or prior to such date, (c) the Board of Directors of the Company has withdrawn, modified, or changed in a manner adverse to the Purchaser its approval or recommendation of this Agreement in order to approve and permit the Sellers to execute a definitive agreement relating to an Overbid or any other sale or disposition of a material portion of the Business or the Assets or of an equity interest in a Seller, or (d) the Bankruptcy Court shall have approved the Sellers' execution of a definitive agreement relating to an Overbid or any other sale or disposition of a material portion of the Business or the Assets or of an equity interest in a Seller.

           Section 8.3 Termination by Sellers. This Agreement may be terminated at any time prior to the Closing Date by action of the Board of Directors of the Company if there has been a material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement on the part of the Purchaser, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to the Purchaser;

           Section 8.4 Termination by the Purchaser. This Agreement may be terminated at any time prior to the Closing Date by the Purchaser if
 (a) there has been a breach by any Seller of any representation or warranty contained in this Agreement that is qualified as to materiality or a material breach of any representation and warranty that is not so qualified, which breach is not curable, or if curable, is not cured within thirty (30) days after notice of such breach is given by Purchaser to Company; (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any Seller, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Purchaser to Company;
 (c) the Overbid Procedures Order shall not have been entered by the Bankruptcy Court in substantially the form contemplated by this Agreement within fifteen (15) days of the Petition Date; provided, however, that any rights of Purchaser to terminate this Agreement pursuant to this
 Section 8.4(c) shall no longer be available upon the entry, on Purchaser's consent, of the Overbid Procedure Order; (d) the conditions to the Purchaser's obligations to close under Section 7.3(b) shall not have been satisfied or waived on or prior to April 23, 1999; or (e) the Bankruptcy Court shall not have granted initial approval of the transactions contemplated by the DIP Credit Agreement by February 24, 1999, or any of the parties (other than Purchaser) to the DIP Credit Agreement shall have failed to make its initial purchase of Notes thereunder within five days of the date set forth in the DIP Credit Agreement.

           Section 8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VIII, written notice thereof shall as promptly as practicable be given to the other party to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein (a) there shall be no liability or obligation on the part of the Sellers, the Purchaser, or their respective officers, directors and affiliates, and all obligations of the parties shall terminate, except for
 (i) the obligations of the parties pursuant to Sections 5.9, 8.5, 8.6, 11.5, 11.6. and 11.10, (ii) that a party that is in material breach of its representations, warranties, covenants, or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including without limitation any expenses, including the reasonable fees and expenses of attorneys, accountants and other agents, incurred by the other party in connection with this Agreement and the transactions contemplated hereby, and (b) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made.

           Section 8.6    Expense Reimbursement; Termination Fee.

                (a) Expense Reimbursement. In the event this Agreement is terminated pursuant to Section 8.2(c) or (d), or 8.4(a) or (b), Sellers shall reimburse Purchaser for its actual reasonable out of pocket expenses, not to exceed $1,000,000, incurred in connection with this Agreement and the transactions contemplated herein, including without limitation attorneys', accountants' and other agents' fees and expenses incurred by Purchaser for services in preparing and negotiating this Agreement, performance of due diligence, participating in the Chapter 11 Case or otherwise (the "Expense Reimbursement"). This obligation (x) shall survive any termination of this Agreement, and shall constitute an administrative expense of the Sellers under sections 503(b) and 507(a)(1) of the Bankruptcy Code and (y) shall be secured by a second priority lien (junior only to the liens under the DIP Credit Agreement) on the Assets of the proceeds thereof. Purchaser shall have an administrative expense claim (which shall be a super priority administrative expense claim senior to all other administrative expense claims other than administrative expense claims arising under the DIP Credit Agreement) in an amount equal to the Expense Reimbursement. Payment of the Expense Reimbursement will be made by Sellers within ten (10) days of submission by Purchaser of an itemized statement reflecting such actual reasonable expenses unless earlier payment is required pursuant to Section 8.6(b).

                (b)  Termination Fee.

                     (i) Sellers agree and acknowledge that Purchaser's preparation, negotiation and execution of the Agreement have resulted from substantial investment of management time and have required significant commitment of financial and other resources by Purchaser, and that the preparation, negotiation and execution have provided value to the Sellers. Consequently, if a Termination Fee Event (as defined in subsection (ii) below) occurs, Sellers shall pay $750,000 by wire transfer of immediately available funds to Purchaser as a Termination Fee and shall also pay the Expense Reimbursement, in accordance with clause (iii) below; provided that Sellers shall not be obligated to pay the Termination Fee if (x) prior to the occurrence of the Termination Fee Event, the Agreement has validly been terminated pursuant solely to (1) Section 8.1 or 8.3 or (2) by the Purchaser pursuant to Section 8.2(a) or (b) if at the time of such termination there is no proposal for an Alternative Transaction pending or (y) an Alternative Transaction is not consummated.

                     (ii) A "Termination Fee Event" is the occurrence of any of the following:

                          (A)  The termination of this Agreement pursuant to
           Section 8.2(c) or (d) hereof;

                          (B) The execution by any Seller, or any trustee in bankruptcy for any Seller, of an agreement providing for the sale or disposition of all or any material portion of the Business or of an equity interest in a Seller, or any business combination of a Seller, involving any party other than Purchaser or an affiliate thereof, within eighteen months of termination of this transaction (an "Alternative Transaction"); or

                          (C)  The confirmation of any plan of
           reorganization in the Bankruptcy Court, or the approval of any agreement or transaction by the Bankruptcy Court, that provides for any Alternative Transaction within eighteen months of termination of this transaction.

                     (iii) Sellers shall pay the Termination Fee and Expense Reimbursement simultaneously with the closing of any Alternative Transaction (unless with respect to the Expense Reimbursement, earlier payment is required pursuant to Section 8.6
      (a)). Sellers' obligation to pay the Termination Fee shall survive termination of this Agreement and shall (x) constitute an administrative expense (which shall be a superpriority administrative expense claim senior to all other administrative expense claims other than administrative expense claims arising under the DIP Credit Agreement) of the Sellers under sections 503(b) and 507(a)(1) of the Bankruptcy Code and (y) be secured by a perfected second priority lien (junior only to the liens under the DIP Credit Agreement) on the Assets and the proceeds thereof.


                                 ARTICLE IX

                              INDEMNIFICATION

           Section 9.1 Obligation of the Seller to Indemnify. Subject to the limitations on indemnification contained in this Article IX, from and after the Closing Date Sellers agree to indemnify, defend and hold harmless the Purchaser (and its respective shareholders, directors, officers, agents and employees) (each, an "Indemnitee") from and against all losses, liabilities, damages, costs or expenses (including, without limitation, reasonable attorneys' fees and disbursements) (collectively "Losses") based upon, arising out of or otherwise in respect of (i) any breach of a representation or warranty contained in Article III, each of which representation and warranty shall be considered without regard to any materiality or Seller Material Adverse Effect qualification therein or
 (ii) any Excluded Liabilities or Excluded Assets. Notwithstanding the foregoing, the Sellers shall not be liable under clause (i) of this
 Section 9.1 for any Losses arising in any discrete claim for indemnity (i.e., a claim with respect to a particular item or set of closely related items) if the amount of such Loss is less than $25,000.

           Section 9.2    Notice and Opportunity to Defend.

                (a) Promptly after receipt by any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") of notice of any demand, claim or circumstances which, or with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that will result in a Loss, the Indemnified Party shall give written notice thereof (the "Claims Notice") to the Company; provided, however, that the failure to promptly provide the Claims Notice shall not relieve Sellers of their obligations hereunder except to the extent they were prejudiced thereby. The Claims Notice shall describe the Asserted Liability in reasonable detail.

                (b)  Subject to the limitations set forth in this
 Section 9.2, the Sellers may elect to compromise or defend, at their own expense and by their own counsel, any Asserted Liability. If the Sellers elect to compromise or defend such Asserted Liability, they shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) provide the Indemnified Party with the notice of such defense (the "Defense Notice") and the Indemnified Party shall cooperate in the compromise of, or defense against, such Asserted Liability; provided, however, that the Indemnified Party shall have the right to approve the counsel of the Sellers (the "Defense Counsel"), which approval shall not be unreasonably withheld or delayed. If the Sellers choose to defend any claim, action or proceeding, the Indemnified Party shall make available to the Sellers any books, records or other documents within its control that are necessary or appropriate for such defense.

                (c) Without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, the Sellers will not enter into any settlement of any claim brought by a third party or cease to defend against such claim.

                (d) If an offer is made to settle a claim brought by a third party and pursuant to or as a result of such offer no injunctive or other equitable relief and no other obligations of any kind would be imposed against the Indemnified Party, and the Sellers desire to accept and agree to such offer, the Company will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such offer within 15 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such claim and, in such event, the maximum liability of the Sellers as to such claim will not exceed the amount of such settlement offer.

                (e) If the Company shall fail to give the Defense Notice, Sellers shall be deemed to have elected not to conduct the defense of the Asserted Liability, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim. In each instance when this Article IX shall allow an Indemnified Party the right to conduct its defense and to compromise and settle a claim, it shall do so only with the prior consent of the Company, such consent not to be unreasonably withheld or delayed, and the Sellers will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith. In any event, the Indemnified Party may participate, at its own expense, in the defense of any Asserted Liability.

           Section 9.3  Limitations Regarding Indemnification Obligations.

                (a) Subject to Section 9.4 hereof, the Sellers shall indemnify the Indemnitees for all Losses up to $6,000,000; provided, that, the maximum aggregate liability of the Sellers shall not exceed $6,000,000.

                (b) Notwithstanding the provisions of Section 9.1 hereof, the Sellers shall not be required to make any indemnification payment for Losses arising under Section 9.1 unless and until the aggregate amount of all Losses arising under Section 9.1 exceeds $500,000 (the "Basket Amount"), at which point the Sellers shall indemnify the Indemnitees for all Losses (including those that are less than the Basket Amount) up to $6,000,000.

                (c)  No claim for indemnification for a Loss arising under
 Section 9.1 may be brought after expiration of the applicable period set forth in Section 11.1. If written notice of a claim has been given prior to the expiration of the applicable survival period set forth in
 Section 11.1, then the relevant representations and warranties shall survive solely as to such claim until the claim has been finally resolved.

           Section 9.4 Indemnity Payments. In the event Sellers, or any of them, agree to or are determined to have any obligation to indemnify any Indemnitee pursuant to this Article IX, the amount of the Contingent Payment shall automatically be decreased by the amount of the Loss relating to such obligation, and as a result of such decrease, Sellers, or any such Seller, as the case may be, shall be deemed to have satisfied such obligation in full and shall have no further liability with respect thereto, provided that if as a result of such decrease the amount of the Contingent Payment would otherwise be zero or less than zero, then (i) the amount of the Contingent Payment shall be reduced to zero and (ii) Sellers or any such Seller, as the case may be, shall be deemed to have satisfied such obligation in full and shall have no further liability with respect thereto.


                                 ARTICLE X

                           DELIVERIES AT CLOSING

           Section 10.1 Sellers' Deliveries at Closing. In addition to the other things required to be done hereby, at the Closing, the Company shall deliver, or cause to be delivered, to Purchaser the following:

                (a) a certificate dated the Closing Date and validly executed on behalf of each Seller to the effect that the conditions set forth in Section 7.3(a) have been satisfied;

                (b) a legal opinion of outside counsel to the Company, dated the Closing Date, addressed to Purchaser, in the form attached as Exhibit B hereto;

                (c) all documents, certificates and agreements necessary to transfer to Purchaser good and marketable title to the Assets, free and clear of any and all Encumbrances thereon, including:

                     (i) a duly executed Assignment and Assumption Agreement, in customary form mutually agreeable to the parties;

                     (ii) assignments of all Assumed Contracts, Intellectual Property and any other agreements and instruments constituting Assets, dated the Closing Date, assigning to Purchaser all of Sellers' right, title and interest therein and thereto, with any required consent endorsed thereon; and

                     (iii) an assignment of lease, dated as of the Closing Date, with respect to each Assumed Lease, in form reasonably acceptable to Purchaser, together with any necessary transfer declarations or other filings (and in recordable form if required by Purchaser); and

                (d) certified copies of all orders of the Bankruptcy Court pertaining to the Contemplated Transactions, including the 363 Order and the 365 Order, and evidence of the entry of all such orders on the docket of the Chapter 11 case and of the absence of any pending appeal or motion for rehearing or reconsideration.

           Section 10.2 Purchaser's Deliveries at Closing. In addition to the other things required to be done hereby, at the Closing, Purchaser shall deliver, or cause to be delivered, to the Company the following:

                (a) a certificate dated the Closing Date and validly executed on behalf of Purchaser to the effect that the conditions set forth in Section 7.2(a) have been satisfied;

                (b) a copy of the resolutions of the Board of Directors of Purchaser, or similar enabling document, authorizing the execution, delivery and performance hereof by Purchaser, and a certificate of its secretary or assistant secretary, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                (c)  duly executed Warrants; and

                (d) a duly executed Assignment and Assumption Agreement, in customary form mutually agreeable to the parties.

           Section 10.3 Required Documents. All documents to be delivered by Sellers or to be entered into by Sellers and Purchaser necessary to carry out the transactions contemplated by this Agreement or contemplated by the terms of this Agreement shall be satisfactory in form and substance to Purchaser and counsel to Purchaser and all documents to be delivered by Purchaser necessary to carry out the transactions contemplated by this Agreement or to be entered into by Sellers and Purchaser necessary to carry out the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Company and counsel to the Company.


                                 ARTICLE XI

                             GENERAL PROVISIONS

           Section 11.1 Survival of Representations, Warranties, and Agreements. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive until March 31, 2000.

           Section 11.2 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon
 (i) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or
 (c) the expiration of five (5) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall he specified by like notice):

                (a)  If to Purchaser, to:

                     CoreComm Limited
                     110 East 59th Street
                     New York, NY 10022
                     Telecopy:  (212) 906-8489
                     Attention: Jeffrey G. Wyman, Esq.

                     with copies to:

                     Paul, Weiss, Rifkind, Wharton & Garrison
                     1285 Avenue of the Americas
                     New York, NY  10019-6064
                     Telecopy:  (212) 757-3990
                     Attention: Kenneth M. Schneider, Esq.

                (b)  If to Seller, to:

                     USN Communications, Inc.
                     10 South Riverside Plaza
                     Suite 2000
                     Chicago, IL 60606
                     Telephone: (312) 906-3620
                     Telecopy:  (312) 474-0814
                     Attention: Mr. J. Thomas Elliott

                     and to:

                     USN Communications, Inc.
                     10 South Riverside Plaza
                     Suite 2000
                     Chicago, IL 60606
                     Telephone: (312) 906-3592
                     Telecopy:  (312) 474-0814
                     Attention: Thomas A. Monson, Esq.

                     with a copy to:

                     Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                     Suite 2100
                     Chicago, IL  60606
                     Telephone: (312) 407-0700
                     Telecopy:  (312) 407-0411
                     Attention: Gary P. Cullen, Esq.

           Section 11.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           Section 11.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, the Seller Disclosure Letter, and the other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the 1999 Letter Agreement, which are hereby incorporated by reference herein) both written and oral, between the parties, with respect to the subject matter hereof, including, without limitation, any transaction between the parties hereto and (b) shall not be assigned by operation of law or otherwise; provided, however, that (i) the Purchaser may assign its rights and obligations hereunder to any Subsidiary, but Purchaser shall not be relieved of its obligations hereunder as a result of such assignment; and (ii) Sellers may assign a security interest in its rights under this Agreement to any creditor or creditors of Sellers.

           Section 11.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the rules of conflict of laws of the State of Delaware or any other jurisdiction.

           Section 11.6 Expenses. Except as otherwise provided herein, whether or not the actions contemplated by this Agreement are consummated, all costs and expenses incurred in connection will this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

           Section 11.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

           Section 11.8 Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

           Section 11.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

           Section 11.10 Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

           Section 11.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to all other remedies available at law or in equity.


                                ARTICLE XII

                                DEFINITIONS

           Section 12.1 Defined Terms. As used herein, the terms below shall have the following meanings.

           "Accountant" has the meaning set forth in Section 2.3(c).

           "Acquisition Subsidiary" has the meaning set forth in the Preamble.

           "Action" has the meaning set forth in Section 7.1(c).

           "Agreement" has the meaning set forth in the Preamble.

           "Alternative Transaction" has the meaning set forth in
 Section 8.6(b)(ii)(B).

           "Asserted Liability" has the meaning set forth in Section 9.2(a).

           "Assets" has the meaning set forth in Section 1.1.

           "Assignment and Assumption Agreement" means a Bill of Sale, Assignment and Assumption Agreement in such form as may be agreed to by Purchaser and the Company.

           "Assumed Contracts" means (a) those contracts, bids, proposals, purchase orders, agreements, indentures, notes, bonds, loans, instruments, leases, mortgages, or other arrangements or agreements listed in
 Section 1.1(h) of the Seller Disclosure Letter and (b) any other contract, agreement, understanding, or arrangement (whether written or oral) entered into by the Seller in the ordinary course of business after the date hereof, but specifically excluding the Excluded Contracts.

           "Assumed Leases" has the meaning set forth in Section 1.1(o).

           "Assumed Liabilities" has the meaning set forth in Section 1.3.

           "Bankruptcy Code" has the meaning set forth in the Recitals.

           "Bankruptcy Court" has the meaning set forth in the Recitals.

           "Basket Amount" has the meaning set forth in Section 9.3(b).

           "Billing Date" has the meaning set forth in Section 7.3(i).

           "Business" has the meaning set forth in the Recitals.

           "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

           "Certificates" has the meaning set forth in Section 1.1(i).

           "Chapter 11 Case" has the meaning set forth in the Recitals.

           "Claims Notice" has the meaning set forth in Section 9.2(a).

           "Closing" has the meaning set forth in Section 2.1.

           "Closing Date" has the meaning set forth in Section 2.1.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Communications Licenses" has the meaning set forth in
 Section 3.10(a).

           "Company" has the meaning set forth in the Preamble.

           "Company Board Determination" has the meaning set forth in
 Section 3.20.

           "Company Plan Options" has the meaning set forth in Section 6.10.

           "Consideration" has the meaning set forth in Section 1.5.

           "Contemplated Transactions" has the meaning set forth in the Recitals.

           "Contingent Payment" has the meaning set forth in Section 2.3(a).

           "Contract" has the meaning set forth in Section 3.17.

           "CoreComm" has the meaning set forth in the Preamble.

           "Cure Amounts" has the meaning set forth in Section 1.4.

           "Customer Base" means those Persons to which the Sellers provide telecommunications service.

           "Defense Counsel" has the meaning set forth in Section 9.2(b).

           "Defense Notice" has the meaning set forth in Section 9.2(b).

           "Designated Purchaser Representatives" shall have the meaning set forth in Section 5.4.

           "DIP Credit Agreement" means the credit agreement and related documentation set forth as Exhibit C.

           "Effective Time of Employment" has the meaning set forth in
 Section 6.5(b).

           "Employees" means, collectively, any employee or former employee employed or formerly employed by any Seller in the operation of the Business or the beneficiaries or dependents of any such employee or former employee.

           "Encumbrances" has the meaning set forth in Section 1.1.

           "Environmental Laws" has the meaning set forth in Section 3.12.

           "ERISA" has the meaning set forth in Section 3.13(a).

           "ERISA Affiliate" has the meaning set forth in Section 3.13(a).

           "Estimated Ohio Revenues Certificate" has the meaning set forth in Section 1.6.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           "Excluded Assets" has the meaning set forth in Section 1.2.

           "Excluded Contracts" has the meaning set forth in Section 1.2.

           "Excluded Leases" has the meaning set forth in Section 1.2.

           "Excluded Liabilities" has the meaning set forth in Section 1.4.

           "Excluded Subsidiaries" has the meaning set forth in Section 1.2.

           "Expense Reimbursement" has the meaning set forth in Section 8.6.

           "FCC Applications" has the meaning set forth in Section 5.8(a).

           "FCC Approvals" has the meaning set forth in Section 7.3(e).

           "FCC Licenses" has the meaning set forth in Section 3.10(a).

           "FICA" has the meaning set forth in Section 6.9.

           "$50 Warrant" has the meaning set forth in Section 1.5.

           "Final Determination" has the meaning set forth in Section
 2.3(c).

           "Final Ohio Determination" has the meaning set forth in
 Section 1.6(c)(iii).

           "Final Order" has the meaning set forth in Section 7.3(e).

           "FUTA" has the meaning set forth in Section 6.9.

           "GAAP" has the meaning set forth in Section 3.5.

           "Good Faith Operation of the Business" has the meaning set forth in Section 2.3(d).

           "Governmental Requirements" has the meaning set forth in
 Section 3.3.

           "HSR Act" has the meaning set forth in Section 3.3.

           "Inactive Employee" means an employee who is not actively at work due to approved leave of absence, short-term disability leave or military leave.

           "Indemnified Party" has the meaning set forth in Section 9.2(a).

           "Indemnitee" has the meaning set forth in Section 9.1.

           "Initial Cash Consideration" has the meaning set forth in
 Section 1.5.

           "Intellectual Property" means all United States (a) patents and patent applications (including reissues, divisions, continuations-in-part and extensions thereof), invention disclosures, inventions, and improvements thereto, (b) trademarks, trade names, service marks, trade dress and logos and registrations and applications for registration thereof, (c) copyrights and registrations thereof and (d) licenses of any of the foregoing.

           "Legal Proceeding" means any judicial, administrative, regulatory or arbitral proceeding, investigation or inquiry or administrative charge or complaint pending at law or in equity before any governmental or regulatory body or authority.

           "Losses" has the meaning set forth in Section 9.1.

           "Material Decision" has the meaning set forth in Section 5.4.

           "Net Closing Cash Consideration" has the meaning set forth in
 Section 1.5.

           "1998 Audited Financial Statements" has the meaning set forth in
 Section 7.3(h).

           "1998 Letter Agreement" has the meaning set forth in Section
 1.3(c).

           "1999 Letter Agreement" has the meaning set forth in Section 5.2.

           "Objection Notice" has the meaning set forth in Section 2.3(c).

           "Offer Employee" has the meaning set forth in Section 6.5(b).

           "Ohio Accountant" has the meaning set forth in Section 1.6(c).

           "Ohio Purchaser Objection" has the meaning set forth in
 Section 1.6(c).

           "Ohio Revenue" has the meaning set forth in Section 1.6.

           "Other State Consideration" has the meaning set forth in Section
 1.5.

           "Overbid Procedures Order" has the meaning set forth in
 Section 5.5.

           "Overbids" has the meaning set forth in Section 5.5(c).

           "Permitted Encumbrances" has the meaning set forth in Section
 1.1.

           "Person" means any natural person, firm, partnership, association, corporation, Seller, trust, business trust or other entity.

           "Petition Date" means the date on which the Petitions are filed with the Bankruptcy Court.

           "Petitions" has the meaning set forth in the Recitals.

           "Pre-Closing Cure Amounts" has the meaning set forth in
 Section 1.4.

           "Prior Service" has the meaning set forth in Section 6.6(b).

           "Purchaser" has the meaning set forth in the Preamble.

           "Purchaser Disclosure Letter" has the meaning set forth in
 Article IV.

           "Purchaser Material Adverse Effect" has the meaning set forth in
 Section 4.3.

           "Purchaser Objection" has the meaning set forth in Section 1.6.

           "Regulatory Approvals" has the meaning set forth in
 Section 7.3(e).

           "Revenue Certificate" has the meaning set forth in Section
 2.3(a).

           "SEC" means the Securities and Exchange Commission.

           "Securities Act" means the Securities Act of 1933, as amended.

           "Seller Affiliate" has the meaning set forth in Section 3.13(a).

           "Seller Disclosure Letter" has the meaning set forth in
 Article III.

           "Seller Material Adverse Effect" means any events, conditions, or matters in respect of any Seller, the Assets, the Business, and the Assumed Liabilities (collectively, the "Acquired Businesses"), other than the filing of the Petitions, that in the aggregate taking into account all events, conditions or matters that impact the Acquired Businesses (whether or not in connection with the same or any similar representation, warranty or matter) result in or would reasonably be expected to result in (i) a material adverse effect on the properties, results of operations or condition (financial or otherwise) of the Business taken as a whole or
 (ii) a material adverse effect on the ability of the Sellers, taken as a whole, to perform their obligations hereunder.

           "Seller Permits" means all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents, and approvals necessary to conduct the Sellers' businesses as presently conducted, except for those the absence of which, alone or in the aggregate, do not have a Seller Material Adverse Effect.

           "Seller Plan" has the meaning set forth in Section 3.13(a).

           "Seller Plans" has the meaning set forth in Section 3.13(a).

           "Seller Representatives"  has the meaning set forth in
 Section 6.2(b).

           "Sellers" has the meaning set forth in the Preamble.

           "Shares" has the meaning set forth in Section 1.5.

           "Software" has the meaning set forth in Section 3.18(a)(v).

           "State Approvals" has the meaning set forth in Section 7.3(e).

           "State Licenses" has the meaning set forth in Section 3.10(a).

           "State PUCs" has the meaning set forth in Section 3.10(a).

           "State PUC Applications" has the meaning set forth in
           Section 5.8(b).

           "Subsidiary" shall mean any subsidiary of the Purchaser.

           "Systems" has the meaning set forth in Section 3.18(g).

           "Tax" means all federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

           "Tax Returns" means all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amended Tax Returns relating to Taxes.

           "Technology" has the meaning set forth in Section 3.18(a)(iv).

           "Termination Fee" has the meaning set forth in Section 8.6.

           "Termination Fee Event" has the meaning set forth in
 Section 8.6(b)(ii).

           "$30 Warrant" has the meaning set forth in Section 1.5.

           "363 Hearing" has the meaning set forth in Section 5.5(c)(iii).

           "363 Order" means an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Purchaser and the Seller, approving the sale of the Business, including all Assets and the assignment of all Assumed Contracts and Assumed Leases except Excluded Contracts and other Excluded Assets, by Seller to Purchaser under this Agreement pursuant to sections 105 and 363 of the Bankruptcy Code, in each case free and clear of any Encumbrances except as specifically set forth in this Agreement as an Assumed Liability, and finding that Purchaser is a good faith purchaser including for purposes of Section 363(m) of the Bankruptcy Code, in substantially the form of Exhibit E.

           "365 Order" means an order or orders of the Bankruptcy Court (which may be included in the 363 Order), in form and substance reasonably satisfactory to the Purchaser and the Seller, approving the assumption and assignment of all Assumed Contracts and Assumed Leases by the Seller pursuant to section 365 of the Bankruptcy Code. The 365 Order shall provide that all defaults of Seller under the Assumed Contracts arising or accruing prior to the date of the 365 Order (without giving effect to any acceleration clauses or any default provisions in such contracts of a kind specified in section 365(b)(2) of the Bankruptcy Code) have been cured or will be promptly cured by Seller such that Purchaser shall have no liability or obligation with respect to any default or obligation arising or accruing prior to the date of the 365 Order, except as may otherwise be specifically agreed as set forth in this Agreement; and that the Assumed Contracts and Assumed Leases (other than Excluded Contracts) will be transferred to, and remain in full force and effect for the benefit of the Purchaser, notwithstanding any provision in such Assumed Contracts except Excluded Contracts and other Excluded Assets or in applicable law (including those described in sections 365(b)(2) and (f) of the Bankruptcy
 Code) that prohibits, restricts, or limits in any way such assignment or transfer.

           "Top Customers" has the meaning set forth in Section 3.19.

           "Total Ohio Consideration" has the meaning set forth in Section
 1.6.

           "Trade Receivables" has the meaning set forth in Section 1.1(b).

           "Transfer Taxes" has the meaning set forth in Section 5.13.

           "Transitioned Employee" has the meaning set forth in
 Section 6.5(b).

           "USN" has the meaning set forth in the Preamble.

           "USN Audited Financial Statements" has the meaning set forth in
 Section 3.5.

           "USN 1997 10-K" has the meaning set forth in Section 3.5.

           "USN SEC Documents" has the meaning set forth in Section 3.5.

           "USN Unaudited Financial Statements" has the meaning set forth in
 Section 3.5.

           "USN Wireless" has the meaning set forth in the Recitals.

           "Warrants" has the meaning set forth in Section 1.5.

           "Year 2000 Compliant" has the meaning set forth in
 Section 3.18(g).


           IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.


                          CORECOMM LIMITED


                          By: /s/ George S. Blumenthal
                              ________________________________
                              Name: George S. Blumenthal
                              Title:


                          USN COMMUNICATIONS, INC.


                          By: /s/ Thomas A. Monson
                             _______________________________
                              Name: Thomas A. Monson
                              Title: Senior Vice President,
                                     General Counsel and
                                     Secretary


                          USN NETWORK CORPORATION.


                          By: /s/ Thomas A. Monson
                             _______________________________
                              Name: Thomas A. Monson
                              Title: Vice President


                          USN COMMUNICATIONS WEST, INC.


                          By: /s/ Thomas A. Monson
                             _______________________________
                              Name: Thomas A. Monson
                              Title: Vice President


                          USN COMMUNICATIONS MIDWEST, INC.


                          By: /s/ Thomas A. Monson
                             _______________________________
                              Name: Thomas A. Monson
                              Title: Vice President


                          USN COMMUNICATIONS NORTHEAST, INC.


                          By: /s/ Thomas A. Monson
                             _______________________________
                              Name: Thomas A. Monson
                              Title: Vice President


                          USN COMMUNICATIONS ATLANTIC, INC.


                          By: /s/ Thomas A. Monson
                             _______________________________
                              Name: Thomas A. Monson
                              Title: Vice President


                          USN SOLUTIONS, INC.


                          By: /s/ Thomas A. Monson
                             _______________________________
                              Name: Thomas A. Monson
                              Title: Vice President


                          USN COMMUNICATIONS SOUTHWEST, INC.


                          By: /s/ Thomas A. Monson
                             _______________________________
                              Name: Thomas A. Monson
                              Title: Vice President


                          USN COMMUNICATIONS MAINE, INC.


                          By: /s/ Thomas A. Monson
                             _______________________________
                              Name: Thomas A. Monson
                              Title: Vice President


                          USN COMMUNICATIONS VIRGINIA, INC.


                          By: /s/ Thomas A. Monson
                             _______________________________
                              Name: Thomas A. Monson
                              Title: Vice President


                          QUEST UNITED, INC.


                          By: /s/ Thomas A. Monson
                             _______________________________
                              Name: Thomas A. Monson
                              Title: Vice President


                          USN COMMUNICATIONS LONG
                          DISTANCE, INC.


                          By: /s/ Thomas A. Monson
                             _______________________________
                              Name: Thomas A. Monson
                              Title: Vice President


                          FONENET/OHIO, INC.


                          By: /s/ Thomas A. Monson
                             _______________________________
                              Name: Thomas A. Monson
                              Title: Vice President


                             TABLE OF CONTENTS

                                                                         Page

 ARTICLE I  PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . .  3
      Section 1.1    Purchase and Sale of Assets . . . . . . . . . . . . . 3
      Section 1.2    Excluded Assets . . . . . . . . . . . . . . . . . . . 5
      Section 1.3    Assumed Liabilities . . . . . . . . . . . . . . . . . 5
      Section 1.4    Excluded Liabilities  . . . . . . . . . . . . . . . . 6
      Section 1.5    Consideration . . . . . . . . . . . . . . . . . . . . 7

 ARTICLE II THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .  9
      Section 2.1    Closing . . . . . . . . . . . . . . . . . . . . . . . 9
      Section 2.2    Consideration . . . . . . . . . . . . . . . . . . . . 9
      Section 2.4    Acquisition Subsidiaries  . . . . . . . . . . . . .  13
      Section 2.5    Allocation  . . . . . . . . . . . . . . . . . . . .  13

 ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE SELLER  . . . . .   13
      Section 3.1    Organization  . . . . . . . . . . . . . . . . . . .  13
      Section 3.2    Authority Relative to this Agreement  . . . . . . .  14
      Section 3.3    Consents and Approvals  . . . . . . . . . . . . . .  14
      Section 3.4    No Violations . . . . . . . . . . . . . . . . . . .  14
      Section 3.5    SEC Reports and Financial Statements  . . . . . . .  15
      Section 3.6    Absence of Certain Changes  . . . . . . . . . . . .  16
      Section 3.7    Litigation  . . . . . . . . . . . . . . . . . . . .  16
      Section 3.8    No Default  . . . . . . . . . . . . . . . . . . . .  16
      Section 3.9    No Violation of Law . . . . . . . . . . . . . . . .  17
      Section 3.10   FCC Matters . . . . . . . . . . . . . . . . . . . .  17
      Section 3.11   Taxes . . . . . . . . . . . . . . . . . . . . . . .  18
      Section 3.12   Environmental Matters . . . . . . . . . . . . . . .  19
      Section 3.13   Employee Benefits; Labor Matters  . . . . . . . . .  19
      Section 3.14   Title to and Use of Property  . . . . . . . . . . .  21
      Section 3.15   Non-Competition Agreements  . . . . . . . . . . . .  23
      Section 3.16   Brokers . . . . . . . . . . . . . . . . . . . . . .  23
      Section 3.17   Assumed Contracts . . . . . . . . . . . . . . . . .  23
      Section 3.18   Intellectual Property . . . . . . . . . . . . . . .  23
      Section 3.19   Customers . . . . . . . . . . . . . . . . . . . . .  25
      Section 3.20   Board Approval and Recommendation . . . . . . . . .  26
      Section 3.21   Investment Intent; Restricted Securities  . . . . .  26

 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER . . . . . .   27
      Section 4.1    Organization  . . . . . . . . . . . . . . . . . . .  27
      Section 4.2    Authority Relative to this Agreement  . . . . . . .  27
      Section 4.3    No Violations . . . . . . . . . . . . . . . . . . .  27
      Section 4.4    Consents and Approvals  . . . . . . . . . . . . . .  28
      Section 4.5    Brokers . . . . . . . . . . . . . . . . . . . . . .  28
      Section 4.6    Financing . . . . . . . . . . . . . . . . . . . . .  28

 ARTICLE V  COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . .  28
      Section 5.1    Conduct of Business by the Sellers Pending
                       the Closing. . . . . . . . . . . . . . . . . . . . 28
      Section 5.2    Access and Information  . . . . . . . . . . . . . .  30
      Section 5.3    Cure of Defaults  . . . . . . . . . . . . . . . . .  30
      Section 5.4    Cooperation . . . . . . . . . . . . . . . . . . . .  30
      Section 5.5    Acquisition Proposal Procedures . . . . . . . . . .  31
      Section 5.6    Filings; Other Action . . . . . . . . . . . . . . .  31
      Section 5.7    Communications Licenses and Authorizations  . . . .  32
      Section 5.8    FCC Applications  . . . . . . . . . . . . . . . . .  32
      Section 5.9    Public Announcements  . . . . . . . . . . . . . . .  33
      Section 5.10   Bankruptcy Actions  . . . . . . . . . . . . . . . .  33
      Section 5.11   Tax Returns and Filings; Payment of Taxes . . . . .  34
      Section 5.12   Sellers' Use of USN Name  . . . . . . . . . . . . .  34
      Section 5.13   Tax Matters . . . . . . . . . . . . . . . . . . . .  34
      Section 5.15   Additional Matters  . . . . . . . . . . . . . . . .  35

 ARTICLE VI ADDITIONAL POST-CLOSING COVENANTS . . . . . . . . . . . . .   35
      Section 6.1    Further Assurances  . . . . . . . . . . . . . . . .  35
      Section 6.2    Books and Records; Personnel  . . . . . . . . . . .  35
      Section 6.3    Third Party Rights  . . . . . . . . . . . . . . . .  36
      Section 6.4    Employee Withholding  . . . . . . . . . . . . . . .  36
      Section 6.5    Employment of Sellers' Employees  . . . . . . . . .  36
      Section 6.6    Employee Benefits Generally for Transitioned
                       Employees . . . . . . . . . . . . . . . . . . . .  37
      Section 6.7    Certain Benefits  . . . . . . . . . . . . . . . . .  38
      Section 6.8    Workers' Compensation . . . . . . . . . . . . . . .  39
      Section 6.9    Employment Taxes  . . . . . . . . . . . . . . . . .  39
      Section 6.10   Stock Options and Stock Plans . . . . . . . . . . .  39
      Section 6.11   Collection of Past Due Accounts . . . . . . . . . .  40

 ARTICLE VII    CONDITIONS PRECEDENT   . . . . . . . . . . . . . . . . .  40
      Section 7.1    Conditions Precedent to Obligations of Sellers
                       and Purchaser . . . . . . . . . . . . . . . . . .  40
      Section 7.2    Conditions Precedent to Obligation of Seller  . . .  41
      Section 7.3    Conditions Precedent to Obligation of the Purchaser  41

 ARTICLE VIII   TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . .  44
      Section 8.1    Termination by Mutual Consent . . . . . . . . . . .  44
      Section 8.2    Termination by Either Purchaser or the Seller . . .  44
      Section 8.3    Termination by Sellers  . . . . . . . . . . . . . .  44
      Section 8.4    Termination by the Purchaser  . . . . . . . . . . .  45
      Section 8.5    Effect of Termination and Abandonment . . . . . . .  45
      Section 8.6    Expense Reimbursement; Termination Fee  . . . . . .  46

 ARTICLE IX INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . .   47
      Section 9.1    Obligation of the Seller to Indemnify . . . . . . .  47
      Section 9.2    Notice and Opportunity to Defend  . . . . . . . . .  48
      Section 9.3    Limitations Regarding Indemnification Obligations .  49
      Section 9.4    Indemnity Payments  . . . . . . . . . . . . . . . .  49

 ARTICLE X  DELIVERIES AT CLOSING . . . . . . . . . . . . . . . . . . .   50
      Section 10.1   Sellers' Deliveries at Closing  . . . . . . . . . .  50
      Section 10.2   Purchaser's Deliveries at Closing . . . . . . . . .  50
      Section 10.3   Required Documents  . . . . . . . . . . . . . . . .  51

 ARTICLE XI GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . .  51
      Section 11.1   Survival of Representations, Warranties,
                       and Agreements  . . . . . . . . . . . . . . . . .  51
      Section 11.2   Notices . . . . . . . . . . . . . . . . . . . . . .  51
      Section 11.3   Descriptive Headings  . . . . . . . . . . . . . . .  52
      Section 11.4   Entire Agreement; Assignment  . . . . . . . . . . .  52
      Section 11.5   Governing Law . . . . . . . . . . . . . . . . . . .  53
      Section 11.6   Expenses  . . . . . . . . . . . . . . . . . . . . .  53
      Section 11.7   Amendment . . . . . . . . . . . . . . . . . . . . .  53
      Section 11.8   Waiver  . . . . . . . . . . . . . . . . . . . . . .  53
      Section 11.9   Counterparts; Effectiveness . . . . . . . . . . . .  53
      Section 11.10  Severability; Validity; Parties in Interest . . . .  53
      Section 11.11  Enforcement of Agreement  . . . . . . . . . . . . .  54

 ARTICLE XII    DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . .  54
      Section 12.1   Defined Terms . . . . . . . . . . . . . . . . . . .  54